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                                                                 EXHIBIT 2.6

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                            ASSET PURCHASE AGREEMENT



                                 BY  AND  AMONG


                           EAGLE RESEARCH CORPORATION

                             AMERICAN METER COMPANY

                                      AND

                             METRETEK, INCORPORATED

                       MARCUM NATURAL GAS SERVICES, INC.




                             DATED:  March 23, 1998


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                               TABLE OF CONTENTS


Section 1. Sale and Purchase of the Assets  . . . . . . . . . . . . . . . . .  1

       Section 1.1 Sale and Purchase  . . . . . . . . . . . . . . . . . . . .  1
       Section 1.2 Excluded Assets  . . . . . . . . . . . . . . . . . . . . .  2
       Section 1.3 Liabilities  . . . . . . . . . . . . . . . . . . . . . . .  3

Section 2. Purchase Price and Payment . . . . . . . . . . . . . . . . . . . .  5

       Section 2.1 Purchase Price   . . . . . . . . . . . . . . . . . . . . .  5
       Section 2.2 Post-Closing Adjustment For Purchase Price For
                     Inventory.   . . . . . . . . . . . . . . . . . . . . . .  5
       Section 2.3 Convertible Note   . . . . . . . . . . . . . . . . . . . .  6
       Section 2.4 Convertible Note Adjustment  . . . . . . . . . . . . . . .  7
       Section 2.5 Issued Shares  . . . . . . . . . . . . . . . . . . . . . .  7
       Section 2.6 Allocation of Purchase Price   . . . . . . . . . . . . . .  7

Section 3. Representations and Warranties of Seller and American Meter  . . .  8

       Section 3.1 Organization   . . . . . . . . . . . . . . . . . . . . . .  8
       Section 3.2 Subsidiaries   . . . . . . . . . . . . . . . . . . . . . .  8
       Section 3.3 Power and Authority  . . . . . . . . . . . . . . . . . . .  8
       Section 3.4 Enforceability   . . . . . . . . . . . . . . . . . . . . .  8
       Section 3.5 No Conflicts   . . . . . . . . . . . . . . . . . . . . . .  8
       Section 3.6 Defaults   . . . . . . . . . . . . . . . . . . . . . . . .  9
       Section 3.7 Consents   . . . . . . . . . . . . . . . . . . . . . . . .  9
       Section 3.8 Litigation   . . . . . . . . . . . . . . . . . . . . . . .  9
       Section 3.9 Ability to Dispose of the Assets   . . . . . . . . . . . .  9
       Section 3.10 Brokers' Fees   . . . . . . . . . . . . . . . . . . . . .  9
       Section 3.11 Financial Statements  . . . . . . . . . . . . . . . . . .  9
       Section 3.12 Absence of Undisclosed Liabilities  . . . . . . . . . . . 10
       Section 3.13 No Material Adverse Change  . . . . . . . . . . . . . . . 10
       Section 3.14 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . 11
       Section 3.15 Title to and Condition of Assets  . . . . . . . . . . . . 12
       Section 3.16 Personal Property Leases  . . . . . . . . . . . . . . . . 12
       Section 3.17 Inventory   . . . . . . . . . . . . . . . . . . . . . . . 12
       Section 3.18 Intellectual Property   . . . . . . . . . . . . . . . . . 13
       Section 3.19 Relationships with Suppliers and Customers  . . . . . . . 14
       Section 3.20 Labor and Employment Matters  . . . . . . . . . . . . . . 14
       Section 3.21 Employee Benefit Plans  . . . . . . . . . . . . . . . . . 15
       Section 3.22 Insurance   . . . . . . . . . . . . . . . . . . . . . . . 15
       Section 3.23 Contracts   . . . . . . . . . . . . . . . . . . . . . . . 15
       Section 3.24 Licenses  . . . . . . . . . . . . . . . . . . . . . . . . 16
       Section 3.25 Product Liability Claims.   . . . . . . . . . . . . . . . 16
       Section 3.26 Product Warranties  . . . . . . . . . . . . . . . . . . . 16
       Section 3.27 Compliance with Laws  . . . . . . . . . . . . . . . . . . 16

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
       Section 3.28 No Loss of Rights or Legal Obstacles  . . . . . . . . . . 17
       Section 3.29 Transactions with Affiliates  . . . . . . . . . . . . . . 17
       Section 3.30 Absence of Certain Commercial Practices   . . . . . . . . 17
       Section 3.31  Securities Representations As To The Shares  . . . . . . 17
       Section 3.32 Full Disclosure   . . . . . . . . . . . . . . . . . . . . 19

Section 4. Representations and Warranties of Purchaser and Marcum . . . . . . 19

       Section 4.1 Organization   . . . . . . . . . . . . . . . . . . . . . . 19
       Section 4.2 Power and Authority  . . . . . . . . . . . . . . . . . . . 19
       Section 4.3 Enforceability   . . . . . . . . . . . . . . . . . . . . . 19
       Section 4.4 No Conflicts   . . . . . . . . . . . . . . . . . . . . . . 19
       Section 4.5 Consents   . . . . . . . . . . . . . . . . . . . . . . . . 19
       Section 4.6 Litigation   . . . . . . . . . . . . . . . . . . . . . . . 20
       Section 4.7 Shares   . . . . . . . . . . . . . . . . . . . . . . . . . 20
       Section 4.8 Capitalization of Marcum   . . . . . . . . . . . . . . . . 20
       Section 4.9 Securities Law Reports   . . . . . . . . . . . . . . . . . 20
       Section 4.10 Financial Statements  . . . . . . . . . . . . . . . . . . 20
       Section 4.11 Absence of Adverse Change   . . . . . . . . . . . . . . . 20
       Section 4.12 No Brokers  . . . . . . . . . . . . . . . . . . . . . . . 20

Section 5. Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . 21

       Section 5.1 Conduct of Business of Seller  . . . . . . . . . . . . . . 21
       Section 5.2 Access   . . . . . . . . . . . . . . . . . . . . . . . . . 21
       Section 5.3 Risk of Loss   . . . . . . . . . . . . . . . . . . . . . . 21
       Section 5.4 Bulk Sales   . . . . . . . . . . . . . . . . . . . . . . . 22
       Section 5.5 Consummation of Transactions   . . . . . . . . . . . . . . 22
       Section 5.6 Public Announcements   . . . . . . . . . . . . . . . . . . 22
       Section 5.7 Notification of Certain Matters  . . . . . . . . . . . . . 22
       Section 5.8 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       Section 5.9 No Shopping  . . . . . . . . . . . . . . . . . . . . . . . 23
       Section 5.10 Employee Matters  . . . . . . . . . . . . . . . . . . . . 23
       Section 5.11 Assumed Warranty Obligations  . . . . . . . . . . . . . . 24
       Section 5.12 Repayment of Indebtedness and Release of Liens  . . . . . 24
       Section 5.13 Financial Statements  . . . . . . . . . . . . . . . . . . 24
       Section 5.14 Board Seat  . . . . . . . . . . . . . . . . . . . . . . . 25
       Section 5.15 Pantheon Software License Agreement   . . . . . . . . . . 25
       Section 5.16 Non-Competition Agreement   . . . . . . . . . . . . . . . 25
       Section 5.17 Amendment of Marcum Rights Agreement  . . . . . . . . . . 25

Section 6. Conditions Precedent to Purchaser's and Marcum's Closing
              Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . 25

       Section 6.1 Accuracy of Representations and Warranties   . . . . . . . 25
       Section 6.2 Performance of Covenants   . . . . . . . . . . . . . . . . 25
       Section 6.3 No Litigation  . . . . . . . . . . . . . . . . . . . . . . 25
       Section 6.4 Deliveries at Closing  . . . . . . . . . . . . . . . . . . 26
       Section 6.5 Consents   . . . . . . . . . . . . . . . . . . . . . . . . 26

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
       Section 6.6 Condition of Assets  . . . . . . . . . . . . . . . . . . . 26
       Section 6.7 Non-Competition Agreement  . . . . . . . . . . . . . . . . 26
       Section 6.8 License Agreement  . . . . . . . . . . . . . . . . . . . . 26

Section 7. Conditions Precedent to Seller's and American Meter's
              Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . 26

       Section 7.1 Accuracy of Representations and Warranties   . . . . . . . 26
       Section 7.2 Performance of Covenants   . . . . . . . . . . . . . . . . 26
       Section 7.3 No Litigation  . . . . . . . . . . . . . . . . . . . . . . 26
       Section 7.4 Deliveries at Closing  . . . . . . . . . . . . . . . . . . 26
       Section 7.5 License Agreement  . . . . . . . . . . . . . . . . . . . . 27

Section 8. The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

       Section 8.1 Date and Place   . . . . . . . . . . . . . . . . . . . . . 27
       Section 8.2 Deliveries by Seller and American Meter  . . . . . . . . . 27
       Section 8.3 Deliveries by Purchaser  . . . . . . . . . . . . . . . . . 28
       Section 8.4 Effectiveness of Closing   . . . . . . . . . . . . . . . . 29

Section 9. Survival and Indemnification . . . . . . . . . . . . . . . . . . . 29

       Section 9.1 Survival   . . . . . . . . . . . . . . . . . . . . . . . . 29
       Section 9.2 Indemnification by the Seller and American Meter   . . . . 29
       Section 9.3 Indemnification by Purchaser and Marcum  . . . . . . . . . 29
       Section 9.4 Claims for Indemnification   . . . . . . . . . . . . . . . 30
       Section 9.5 Limitation on Liability  . . . . . . . . . . . . . . . . . 30
       Section 9.6 Non-Exclusive Indemnification  . . . . . . . . . . . . . . 31
       Section 9.7 Effect of Knowledge  . . . . . . . . . . . . . . . . . . . 31
       Section 9.8 Contribution   . . . . . . . . . . . . . . . . . . . . . . 31

Section 10.  Post-Closing and Other Covenants . . . . . . . . . . . . . . . . 31

       Section 10.1 Further Assurances  . . . . . . . . . . . . . . . . . . . 31
       Section 10.2 Seller's Financial Statements   . . . . . . . . . . . . . 32
       Section 10.3 Preservation of Files and Records   . . . . . . . . . . . 32
       Section 10.4 Mutual Cooperation  . . . . . . . . . . . . . . . . . . . 32
       Section 10.5 Solicitation and Hiring   . . . . . . . . . . . . . . . . 33
       Section 10.6 Registration Rights   . . . . . . . . . . . . . . . . . . 33
       Section 10.7 Seller's Right of First Refusal to Acquire Purchaser  . . 36
       Section 10.8 Transition of Assets and Business   . . . . . . . . . . . 36
       Section 10.9 American Meter Licenses   . . . . . . . . . . . . . . . . 37

Section 11. Termination and Confidentiality.  . . . . . . . . . . . . . . . . 37

       Section 11.1 Events of Termination   . . . . . . . . . . . . . . . . . 37
       Section 11.2 Effect of Termination   . . . . . . . . . . . . . . . . . 37
       Section 11.3 Confidentiality   . . . . . . . . . . . . . . . . . . . . 37

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
Section 12.  General Provisions . . . . . . . . . . . . . . . . . . . . . . . 38

       Section 12.1 Governing Law   . . . . . . . . . . . . . . . . . . . . . 38
       Section 12.2 Expenses   . . . . . . . . . . . . . . . .. . . . . . . . 38
       Section 12.3 Assignment   . . . . . . . . . . . . . . .. . . . . . . . 38
       Section 12.4 Amendments  . . . . . . . . . . . . . . . . . . . . . . . 38
       Section 12.5 Notices  . . . . . . . . . . . . . . . . . .. . . . . . . 38
       Section 12.6 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . 39
       Section 12.7 Severability  . . . . . . . . . . . . . . . . . . . . . . 40
       Section 12.8 Headings  . . . . . . . . . . . . . . . . . . . . . . . . 40
       Section 12.9 Successors and Assigns  . . . . . . . . . . . . . . . . . 40
       Section 12.10 Pronouns, etc  . . . . . . . . . . . . . . . . . . . . . 40
       Section 12.11 No Third Party Beneficiaries   . . . . . . . . . . . . . 40
       Section 12.12 Schedules and Exhibits   . . . . . . . . . . . . . . . . 40
       Section 12.13 Specific Performance; Cumulative Remedies  . . . . . . . 40
       Section 12.14 Counterparts   . . . . . . . . . . . . . . . . . . . . . 40
       Section 12.15 Entire Agreement   . . . . . . . . . . . . . . . . . . . 40


 SCHEDULES

        1.1(a) Equipment
        1.1(b) Inventory
        1.1(c) Intellectual Property
        1.1(g) Assigned Contracts
        1.2    Excluded Assets
        2.5    Allocation of Purchase Price
        3.1    Foreign Qualification
        3.13   Affiliated Transactions
        3.15   Liens on Assets
        3.16   Personal Property Leases
        3.18   Intellectual Property
        3.19   Customers and Suppliers
        3.20   Employment Agreements
        3.23   Contracts
        3.26   Product Warranties

 EXHIBITS
        A.     Convertible Note
        B.     Software Licensing Agreement
        C.     Non-Competition Agreement
        D.     Bill of Sale
        E.     Seller's Legal Opinion
        F.     Purchaser's Legal Opinion

                            ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 23rd day of March, 1998, by and among EAGLE RESEARCH CORPORATION, a West Virginia corporation ("Seller"), AMERICAN METER COMPANY, a Delaware corporation ("American Meter"), METRETEK, INCORPORATED, a Florida corporation ("Purchaser"), and MARCUM NATURAL GAS SERVICES, INC., a Delaware corporation ("Marcum").

                              W I T N E S S E T H:

       WHEREAS, Seller is, among other things, engaged in the business of developing, manufacturing and selling electronic meter correcting and reading equipment, excluding those business activities conducted by Seller (i) that the parties agree are associated with the design, construction and sale of remote terminal units (the "RTU Business") (it being agreed that the Business shall include, and the RTU Business shall not include, high-low pressure monitors developed, manufactured and sold by Seller), and (ii) in the system installation business (collectively, such activities of Seller, taking into account the aforementioned excluded business activities, are hereinafter referred to as the "Business"); and

       WHEREAS, Seller desires to sell and Purchaser desires to purchase certain assets of Seller used in the Business, upon the terms and subject to the conditions set forth herein; and

       WHEREAS, the parties hereto desire to enter into certain other covenants among themselves as an inducement to and in connection with the execution, delivery and performance of this Agreement;

       NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.    SALE AND PURCHASE OF THE ASSETS

       SECTION 1.1 SALE AND PURCHASE. At the Closing (as defined below), upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all the assets of Seller of every kind, character and description, whether now owned or hereafter acquired by Seller prior to the Closing Date, whether tangible or intangible, and wherever located, which are owned, used or held for use in connection with, generated by, derived from or attributable to, or otherwise related to, the Business (excluding the Excluded Assets, as defined in Section 1.2 hereof) (all of which are collectively referred to herein as the "Assets"), including, but not limited to, the following:

              (a) all equipment, machinery, vehicles, office furniture, fixtures, tools, dies, spare parts, appliances, computer hardware, equipment and supplies, and other similar tangible personal property, including, without limitation, the personal property and equipment set forth on Schedule 1.1(a) hereto;

              (b) all inventories, including, without limitation, raw materials, work in process, finished goods, inventories held by customers on a consignment basis, stocks, supplies, materials and manufactured and purchased parts, including, without limitation, the items of inventory set forth on Schedule 1.1(b) hereto;

              (c) all patents, trademarks, trade names, trade dress, logos, service marks and copyrights, all applications, registrations, extensions, reissues and continuations thereof, all licenses and sublicenses with respect thereto, all rights thereunder, and all remedies against infringement thereof, including, without limitation, those items set forth on Schedule 3.18 hereto (including trademarks, trade names, trade dress and logos directly related to the Assets and used by Seller in the Business that are owned by American Meter), other than the name "Eagle" and all trademarks, trade names, trade dress and logos associated with such name;

              (d) all technologies, materials, formulations, data bases, trade secrets, secret processes, know how, inventions and other intellectual property and intangible property of every kind and nature;

              (e) all computer software (including documentation and related object and source codes), other than that pertaining to "Pantheon," as such term is defined in the License Agreement (which is defined in Section 5.15 hereof);

              (f) all rights and interests under orders, bids, quotations and similar arrangements relating to the purchase or sale of Seller's goods and services, and all deposits by customers, to the extent not fulfilled prior to the Closing Date;

              (g) all rights and interests under licenses, contracts, agreements, leases and commitments, including without limitation, contracts providing for the lease of equipment, machinery, office equipment, furniture and vehicles, sales representative agreements, distributor agreements, consignment agreements and other similar agreements, whether as principal or agent or distribution, to the extent (i) transferable to Purchaser, (ii) assumed in the sole discretion by Purchaser, and (iii) set forth on Schedule 1.1(g) hereof ("Assigned Contracts");

              (h) all franchises, approvals, permits, licenses, qualifications, authorizations, orders, registrations, certificates, variances, and similar rights obtained from or issued by any Governmental Authority (as defined in Section 3.5 below), and all pending applications therefor, that are transferable to Purchaser;

              (i) all rights and interests of Seller under all warranties, guarantees and covenants not to compete for the benefit of the Business or the Assets;

              (j) all data, documents, forms, correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional literature and materials, studies, reports, and other printed, written, machine readable, electronic or computer-generated materials, and such financial information as reasonably necessary for Purchaser to operate the Business, to the extent they relate to the Assets or the Business; and

              (k) the Business as a going concern and all goodwill associated therewith.

       SECTION 1.2   EXCLUDED ASSETS.  Notwithstanding any provision in Section
1.1 or elsewhere herein to the contrary, the Assets shall not include any of the following:





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
              (a) those Assets disposed of in the ordinary course of business as permitted by this Agreement;

              (b) the corporate franchise of Seller and the records of all matters pertaining to its corporate existence including minute books, stock transfer books, tax returns, tax identifications, books of account and other records pertaining to Seller's corporate organization;

              (c) the Purchase Price (as defined below) and all other rights accruing to Seller under this Agreement;

              (d) the rights to all of Seller's claims for any federal, state, local or foreign tax refunds or adjustments;

              (e) Seller's Employee Plans (as defined in Section 3.21 hereof);

              (f) any leases of real or, except as set forth on Schedule 1.1(g), personal property by Seller as lessee;

              (g) any rights and interests of Seller under contracts, agreements and commitments that are not set forth on Schedule 1.1(g);

              (h)    the accounts receivable of Seller;

              (i)    cash and cash equivalent items;

              (j) insurance policies, surety bonds, prepaid insurance premiums, insurance claims and refunds and adjustments on insurance policies and claims;

              (k) net operating losses generated by Seller and all rights pertaining thereto;

              (l)    assets, properties and rights set forth on Schedule 1.2;
and

              (m) assets, properties and rights not used by Seller principally in connection with the Business and not necessary for Purchaser to conduct the Business, including, but not limited to, the Pantheon business and assets, properties and rights related thereto, which are set forth on Schedule 1.2.

       SECTION 1.3   LIABILITIES.

              (a) Notwithstanding any other provision herein to the contrary, Purchaser is not assuming and shall have no obligation to pay, perform or discharge any liabilities, debts, accounts payable or other obligations of Seller of any kind or nature whatsoever, whether known or unknown, fixed or contingent, whenever arising or accruing, other than the Assumed Liabilities (as defined in Section 1.3(b) below).

              (b)    From and after the Closing Date, Purchaser shall assume
and perform the Assumed Liabilities.   As used herein, the term "Assumed
Liabilities" means only the following:



                     (i) One-half of the "Post-Closing Transitional Employee Costs" (as defined in Section 5.10(g) hereof);





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
                     (ii)   the Assumed Warranty Obligations (as defined in
Section 5.11 hereof); and

                     (iii) the Assumed Contracts set forth on Schedule 1.1(g) hereto.

              (c) Notwithstanding the foregoing, except for the Assumed Liabilities expressly and specifically set forth above, for purposes of amplification and not of limitation, Purchaser shall not assume and shall have no obligation to pay or perform any of the following debts, liabilities or obligations of Seller:

                     (i) any tax, fee or charge pertaining to the Assets accruing on or prior to the Closing Date, including but not limited to income, sales, use, transfer or other tax, whether imposed on Seller or Purchaser, accruing due to the transactions contemplated hereby;

                     (ii)   any trade or accounts payable of Seller;

                     (iii) any liabilities or obligations of Seller for (A) wages, salaries, bonuses, commissions, vacation pay, sick pay, holiday pay, severance or termination pay, (B) employee benefits, including without limitation pension plans, bonus plans, profit-sharing plans, life, health or disability insurance programs, 401(K) plans and other Employee Plans (as defined in Section 3.21 hereof), (C) FICA, payroll or other payroll taxes, or
(D) any other liability or obligation pertaining to employees, consultants, independent contractors and other persons or entities who provide services to Seller;

                     (iv) Pre-Closing Transitional Employee Costs (as defined in Section 5.10(g) hereof), other than as specified in Section 5.10(g);

                     (v)    any real property lease of Seller;

                     (vi) any contract, agreement, lease or commitment not specifically set forth on Schedule 1.1(g) hereto;

                     (vii)  any environmental liability of Seller;

                     (viii) any debts, liabilities or obligations of Seller arising under any guarantee, bond, debt, loan or credit agreement, promissory note, mortgage, security agreement, pledge or other similar agreement or instrument;

                     (ix) any obligation or liability of Seller to indemnify any person or entity (including but not limited to any officer, director or stockholder) for any expense, loss, damage, judgment, fine, cost, amount paid in settlement, legal fees or otherwise, whether such indemnity is pursuant to any statute, charter document, bylaws, agreement or otherwise);

                     (x) any liability or obligation relating to any financial indebtedness of Seller;

                     (xi) any debt, liability or obligation incurred by Seller under this Agreement, or





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
any cost or expense incurred in connection herewith or the transactions contemplated hereby; or

                     (xii) any other debt, liability or obligation of Seller or related to the Assets or the Business, whether fixed, contingent or otherwise, whether or not arising in the ordinary course of business, that accrues on or prior to the Closing Date.

SECTION 2.    PURCHASE PRICE AND PAYMENT

       SECTION 2.1 PURCHASE PRICE. As full payment and consideration for the sale and transfer of the Assets by Seller to Purchaser, upon the terms and subject to the conditions set forth herein, Purchaser shall assume and thereafter perform the Assumed Liabilities of Seller set forth in Section 1.3(b) hereof and shall pay to Seller a total purchase price of $4,500,000, plus or minus the "Inventory Adjustment Payment" (as defined in Section 2.2 hereof) and the "Convertible Note Adjustment" (as defined in Section 2.4 hereof) (the "Purchase Price") as follows:

              (a) At the Closing, Purchaser shall pay to Seller the amount of $1,300,000 (the "Cash Portion") by certified or bank cashier's check or by wire transfer of immediately available funds to an account designated by Seller;

              (b) At the Closing, in payment of $2,000,000 of the Purchase Price, Marcum shall issue and deliver to Seller a certificate representing 1,758,242 shares (the "Issued Shares") of Common Stock, par value $.01 per share, of Marcum (the "Common Stock");

              (c) At the Closing, in payment of $1,200,000 of the Purchase Price, Purchaser and Marcum shall execute and deliver to Seller at the Closing an unsecured, subordinated, convertible promissory note, substantially in the form attached hereto as Exhibit A (the "Convertible Note");

              (d) On the date specified in Section 2.2 hereof, the Inventory Adjusting Payment shall be paid as specified in Section 2.2 hereof; and

              (e) As specified in Section 2.4 hereof, the Convertible Note Adjustment, if any, shall be made.

       SECTION 2.2   POST-CLOSING ADJUSTMENT FOR PURCHASE PRICE FOR INVENTORY.

              (a) Within 60 days after the Closing Date, Seller, with the assistance of any relevant former employees of Seller who have been hired by Purchaser, shall prepare and deliver to Purchaser a statement (the "Closing Inventory Statement") setting forth the amount and value of the "Inventory" (as defined below) of the Business as of the Closing Date (the "Closing Inventory Amount"), computed in accordance with provisions of this Agreement. For purposes of this Agreement, the term "Inventory" shall mean the value at the close of business on the date of determination thereof of all inventory, including raw materials, work in process and finished goods, used in the Business, net of reserves for obsolescence. For purposes of this Agreement, the parties agree that the Inventory as of December 31, 1997 was $1,683,772, less reserves of $173,483 (the "1997 Inventory Amount"). The computation of the Closing Inventory Amount shall be made on a basis consistent with the method of computation for the 1997 Inventory Amount. Solely for purposes of computing the amount, if any, of the Inventory Adjusting Payment (as defined below in this Section 2.2), Purchaser hereby agrees that the amount and method of determining the reserves for obsolescence used by Seller in calculating the 1997 Inventory

Amount, and all parties hereto agree that the same reserve amount will be used to calculate the Closing Inventory Amount.

              (b) If Purchaser does not deliver to Seller written notice of any objections to the Closing Inventory Amount as proposed by Seller within 30 days after Purchaser's receipt of the Closing Inventory Statement, then the Closing Inventory Amount set forth in the Closing Inventory Statement shall be deemed conclusive and binding on the parties hereto. If Purchaser does so deliver written notice of any objections in reasonable detail to the Closing Inventory Amount, then Purchaser and Seller shall use their best efforts to resolve the matters in dispute among themselves and agree upon the Closing Inventory Amount. If Purchaser and Seller do not agree in writing on the Closing Inventory Amount within 30 days after Seller's receipt of Purchaser's notice of objections to Seller's determination of the Closing Inventory Amount, then Purchaser and Seller and shall submit the issues and the amount in dispute (the "Disputed Amount") to an accounting firm mutually acceptable to Purchaser and Seller (the "Accountants") for final resolution and determination of the Closing Inventory Amount. Each party shall furnish to the Accountants such work papers and other documents relating to the disputed issues as the Accountants may reasonably request and as are available to the parties, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with Accountants. The determination made by the Accountants as set forth in a writing delivered to each party within 60 days after being engaged shall be made in accordance with the provisions of this Agreement and shall be conclusive and binding upon the parties hereto. Seller shall bear that portion of the fees and expenses of the Accountants that is equal to the portion of the Disputed Amount determined to have been correctly disputed by Purchaser, and Purchaser shall bear the remainder of such fees and expenses.

              (c) Seller shall make the work papers and back-up materials used in preparing the Closing Inventory Statement available to Purchaser and its accountants and representatives at reasonable times and upon reasonable notice at any time during the review by the Purchaser of the Closing Inventory Amount and the resolution by the parties of any objections thereof.

              (d) Within 30 days after final determination of the Closing Inventory Amount pursuant to Section 2.2, an adjusting payment (the "Inventory Adjusting Payment") shall be made by Seller to Purchaser or by Purchaser to Seller as follows: (i) if the 1997 Inventory Amount exceeds the Closing Inventory Amount, then Seller shall make an Inventory Adjusting Payment to Purchaser in the amount of the difference; and (ii) if the Closing Inventory Amount exceeds the 1997 Inventory Amount, then Purchaser shall make an Inventory Adjusting Payment to Seller in the amount of the difference. The Inventory Adjusting Payment shall be paid in immediately available funds by wire transfer to an account designated by the payee.

       SECTION 2.3   CONVERTIBLE NOTE.   The Convertible Note (a) shall bear
interest on the unpaid principal balance at a fixed rate per annum equal to 7.5% payable quarterly in arrears, (b) shall be due and payable four years from the Closing Date in a single payment of unpaid principal together with accrued and unpaid interest, (c) may be prepaid in whole at any time or in part from time to time without penalty or premium, (d) shall be subject to certain debt covenants of Marcum set forth in the Convertible Note, and (e) shall be convertible into unregistered shares of Common Stock at the rate of $1.421875 of principal per share (the "Convertible Shares"); provided, however, that in no event shall the aggregate number of Issued Shares and Convertible Shares (collectively, the "Shares") to be issued by Marcum to Purchaser hereunder exceed 19.99% of the aggregate number of Shares of Marcum outstanding on the date preceding the Closing Date (the "Share Cap"). The amount of any principal balance on the

Convertible Note, together with any accrued and unpaid interest thereon, as a result of the Share Cap, if applicable, shall be paid in cash upon the maturity date of the Convertible Note or if sooner upon either prepayment or conversion, as the case may be, of the Convertible Note.

       SECTION 2.4   CONVERTIBLE NOTE ADJUSTMENT.

              (a) The amount of the Convertible Note is based upon the assumption that average annualized gross sales ("Average Sales") for the period from July 1, 1998 through December 31, 1999 (the "Sales Adjustment Period") of products formerly manufactured and sold by Seller (the "Products") will be at least $4,500,000. For purposes of this Section 2.4, "Average Sales" shall mean the aggregate gross sales (net of returns and allowances) of the Products by Purchaser and its affiliates during the during the Sales Adjustment Period, multiplied by a fraction, the numerator of which is 12 and the denominator of which is 18. For purposes of this Section 2.4, the term "Products" shall include products sold by Purchaser and its affiliates, the design of which is directly derived from the Products.

              (b) Purchaser shall provide Seller with a quarterly report of gross sales of Products during the Adjustment Period within 45 days after the end of each quarter. The last such report shall be accompanied by a certificate from Purchaser's Chief Financial Officer certifying the accuracy of the final aggregate amount. Seller shall have the right to audit any report in the amount of Average Sales at any time with reasonable notice to Purchaser.

              (c) If Average Sales are less than $4,500,000, then the principal amount of the Convertible Note shall be reduced dollar-for-dollar by the amount of any such deficiency; provided, however, that the amount of any such reduction in the principal amount of the Convertible Note shall not exceed $600,000 (the amount of such reduction referred to herein as the "Convertible Note Adjustment").

              (d) In the event that Seller has converted into Convertible Shares a portion of the Convertible Note in excess of the difference between $1,300,000 and the Convertible Note Adjustment (the "Excess Conversion Amount"), then within 30 days after the determination of the Excess Conversion Amount, Seller shall pay the Excess Conversion Amount to Purchaser in immediately available funds by wire transfers to an account designated by Purchaser. The obligation of Seller to pay the Excess Conversion Amount to Purchaser is joint and several with American Meter and shall survive the Closing until satisfied in full notwithstanding any provision of Section 9.1 hereof to the contrary.

       SECTION 2.5   ISSUED SHARES.   The Shares shall be issued by Marcum in
transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws and shall constitute "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act. Seller shall have certain registration rights with respect to the Shares as set forth in Section 10.7 hereof.

       SECTION 2.6   ALLOCATION OF PURCHASE PRICE.   The Purchase Price set
forth in Section 2.1 hereof shall be allocated among the Assets for all purposes (including financial reporting and tax purposes) as set forth on
Schedule 2.6 hereto. Seller and Purchaser each hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this
Section 2.6.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF SELLER AND AMERICAN METER.

       Each of Seller and American Meter hereby jointly and severally represents and warrants to and for the benefit of Purchaser and Marcum as follows:

       SECTION 3.1   ORGANIZATION.   Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of West Virginia. American Meter is a corporation duly organized, validly existing and
in good standing under the laws of the State of Delaware.   Seller is duly
qualified or licensed to do business and is in good standing as a foreign corporation in each state and other jurisdiction in which the ownership, lease or operation of the Assets or the conduct of the Business requires such qualification or licensing. Schedule 3.1 hereto sets forth an accurate and complete list of each state in which Seller is licensed or qualified to do business as a foreign corporation.

       SECTION 3.2   SUBSIDIARIES.   Seller has no direct or indirect
subsidiaries and does not own, hold or control, directly or indirectly, any shares of capital stock or any equity, ownership, management or voting interest in any corporation, general or limited partnership, limited liability company, joint venture, business trust or other business entity or association (collectively, "Entities").

       SECTION 3.3   POWER AND AUTHORITY.   Seller has all requisite right,
power and authority, corporate or otherwise, to conduct its business and affairs (including the Business) as presently conducted and as proposed to be conducted, to own, lease and operate its assets and properties (including the Assets), and to execute, deliver, and perform its obligations under, this Agreement and the other agreements and instruments to be executed and delivered by it hereunder (the "Related Seller Agreements"). The execution and delivery by it of this Agreement and the Related Seller Agreements and the performance by it of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action, corporate or otherwise, of it.

       SECTION 3.4   ENFORCEABILITY.   This Agreement has been duly and validly
executed and delivered on behalf of it and does, and the Related Seller Agreements when duly and validly executed by it shall, constitute legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

       SECTION 3.5 NO CONFLICTS. The execution and delivery by it of this Agreement and the Related Seller Agreements and the performance by it of the transactions and obligations contemplated hereby and thereby do not and will not, directly or indirectly, (a) violate, conflict with, or constitute a breach of or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under, any provision of (i) its certificate or articles of incorporation, bylaws or other charter or organizational documents, (ii) any agreement among its shareholders or between it and its shareholders, (iii) any contract, obligation, note, security agreement, mortgage, bond, indenture, lease, loan agreement, debt instrument or other instrument, commitment or agreement to which any of the Assets are or may be bound, or (iv) any license, franchise, approval, certificate, permit or authorization held by it or applicable to the Assets; (b) violate any applicable federal, state, local or foreign law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree or ruling of any court, arbitrator or governmental, quasi-governmental, administrative or regulatory body, agency or authority ("Governmental Authority"); (c) result in the creation or imposition of any mortgage, lien, pledge, security interest, conditional sales rights under any applicable bulk sales or bulk transfer law or other title retention agreement, or any other restriction, encumbrance or claim of any kind or description on or against any of the Assets; or (d) constitute an event which would permit any individual, Entity or Governmental Authority (collectively, "Person") to terminate or modify any Assigned Contract.

       SECTION 3.6   DEFAULTS.   It is not presently in breach or violation of
or default under or conflict with any item set forth in Section 3.5(a) or (b); and no event or condition has occurred which, after the giving of notice or the lapse of time or both, could be reasonably expected to result in any such breach, violation, default or conflict.

       SECTION 3.7   CONSENTS.   No consent, authorization, permit or approval
of, notice or report to, or filing or registration with, or waiver (collectively, "Consents") by, any Person is necessary for it to execute and deliver this Agreement and the Related Seller Agreements and to perform its obligations hereunder and thereunder, except for Consents the lack of which, either individually or in the aggregate, shall have no material adverse effect on the Assets or the Business or on its ability to consummate the transactions contemplated by this Agreement or the Related Seller Agreements.

       SECTION 3.8   LITIGATION.    There are no actions, suits, claims,
investigations, arbitrations, hearings or other proceedings (whether civil, criminal, administrative, investigative or informal) (collectively, "Proceedings") pending or, to the best knowledge of it, threatened by, before or involving any court, arbitrator or Governmental Authority (i) against it or affecting the Business or the Assets, (ii) in which any Person has sought or is reasonably likely to seek to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the Related Seller Agreements or the transactions contemplated hereby or thereby, or (iii) which, if determined adversely to it, would be reasonably likely to have a material adverse effect on the Business or the Assets or its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. Neither the Business nor any of the Assets are subject to any outstanding judgment, order, writ, injunction, decree or ruling of any court, arbitrator or Governmental Authority. Seller is not presently engaged in any legal action to recover moneys due from damages caused by, or to enforce its rights against, any third party relating to the Assets of the Business.

       SECTION 3.9   ABILITY TO DISPOSE OF THE ASSETS.   Seller is the sole
legal owner of the Assets and has the sole dispositive power with respect to the Assets.

       SECTION 3.10 BROKERS' FEES. No broker, finder, investment broker or similar agent is or shall be entitled to receive any fee, commission or other remuneration or compensation relating to the transactions contemplated by this Agreement or the Related Seller Agreements based on any action taken by or on behalf of it.

       SECTION 3.11  FINANCIAL STATEMENTS.   Seller has furnished (or, with
respect to the 1997 financial statements, will furnish prior to the Closing) to Purchaser true and complete copies of Seller's audited balance sheets as of December 31, 1996 and 1997, and the related statements of operations and cash flows for the fiscal years then ended (together with the report thereon of Arthur Anderson, independent certified public accountants, as to the 1997 financial statements, and Arnett & Foster, P.L.L.C., independent certified public accountants, as to the 1996 financial statements, and in each case
together with the notes thereto).   All such Financial Statements (together
with all related schedules and notes) (i) present fairly the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the respective periods covered thereby; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and with prior periods (except for changes specifically noted therein); (iii) have been prepared in accordance and consistent with the books and records of Seller; and (iv) reflect appropriate reserves for all taxes and other liabilities or obligations of any nature, whether accrued, absolute, fixed, contingent or otherwise and whether due or to become due, and all reasonably anticipated losses related to the Business.

       SECTION 3.12  ABSENCE OF UNDISCLOSED LIABILITIES.    As of the date
hereof, except as set forth in the audited balance sheet of Seller as of December 31, 1997 and the related notes thereto ("1997 Balance Sheet"), Seller does not have any material debt, liability, guarantee or other obligation related to the Assets or the Business, except for those that (i) are not required by generally accepted accounting principles to be included in the 1997 Balance Sheet, and (ii) have been incurred after the date of the 1997 Balance Sheet in the ordinary course of business and are usual and normal in amount,
both individually and in the aggregate.   To the best knowledge of Seller and
American Meter, no circumstance or event has occurred prior to the Closing that could be reasonably expected to give rise to any additional material debts, liabilities or obligations pertaining to the Business after the Closing.

       SECTION 3.13  NO MATERIAL ADVERSE CHANGE.

              (a) Since December 31, 1997, (i) the Business has been conducted only in its historic, ordinary course; (ii) there has been no material adverse change in (x) the Assets or (y) the liabilities, operations, affairs, condition (financial or otherwise) or prospects of the Business; and
(iii) there has been no damage, destruction, loss, occurrence or event (whether or not insured against) which, either individually or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on the
(x) Assets or (y) liabilities, operations, affairs, condition (financial or otherwise) or prospects of the Business.

              (b) Without limiting the generality of the foregoing, since December 31, 1997, there has not been any:

                     (i) Sale, assignment, transfer, lease or other disposition of any Assets, except of inventory and equipment to customers in the ordinary course of business for fair consideration;

                     (ii) Mortgage, pledge, security interest, lien, claim or other encumbrance or restriction granted by Seller, or otherwise created or imposed, on or against any Asset or the Business;

                     (iii) Capital expenditure (or series of related capital expenditures) by Seller relating to the Business exceeding $25,000;

                     (iv) Material destruction, damage to or loss (whether or not insured against) of any Assets;

                     (v) Entering into any agreement, contract, lease or license (or series of related instruments) relating to the Assets or the Business, which either involves more than $25,000 or is outside the ordinary course of business;

                     (vi) Modification, amendment, cancellation or termination of any contract, agreement, lease or license relating to the Assets or the Business to which Seller is a party, except in the ordinary course of business;

                     (vii) Commencement or notice or threat of commencement of any Proceeding against or affecting the Business or the Assets;

                     (viii) Amendment to Seller's articles of incorporation or bylaws;

                     (ix) Capital investment in, loan to or acquisition of the securities or assets of, any other Person (other than in the ordinary course of business);

                     (x) Grant of any license or sublicense of any Assets or any rights under or with respect to any Intellectual Property;

                     (xi) Any transaction between Seller and any of its officers, directors, employees or affiliates, other than in the ordinary course of business and usual in amount and as disclosed on Schedule 3.13 hereto;

                     (xii) Waiver, cancellation, compromise or release of any material right or claim of Seller relating to the Assets or the Business, or forgiveness or cancellation of any material debt or claim relating to the Assets or the Business;

                     (xiii) Failure to maintain levels of inventory in the Business consistent with past ordinary practices, or alteration of the inventory practices maintained by Seller during the previous twelve months relating to the Business;

                     (xiv) Other events or conditions of any character that, individually or in the aggregate, (A) have or might reasonably have a material adverse effect on (i) the Assets, or (ii) the operations, liabilities, condition (financial or otherwise) or prospects of the Business, or (B) cause or might reasonably be expected to cause Seller to be in breach of any of its representations, warranties or covenants hereunder; or

                     (xv) Any agreement, commitment, arrangement or understanding by Seller to do any of the actions described in the preceding clauses (i) through (xiv).

       SECTION 3.14  TAXES.

              (a) Within the times (or if later all penalties and interest related thereto having been paid in full) and in the manner prescribed, Seller has accurately prepared in good faith and properly filed all federal, state, local and foreign tax returns, reports and forms required by law, rule, regulation or otherwise to be filed relating to the Business and has paid all taxes, assessments and penalties due and payable, and Seller has furnished to Purchaser true and complete copies of all such tax returns, reports and forms
so filed since December 31, 1994.   All tax returns, reports and forms filed by
Seller accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of the Assets. Seller has fully paid or has made adequate provision in the 1997 Balance Sheet for all federal, state, local and foreign taxes relating to the Business for the period ending on the date of the 1997 Balance Sheet and for all subsequent periods. Seller has timely collected, withheld and paid or, if not yet due, will pay when due, all taxes required to be withheld by any federal, state, local or foreign taxing authority relating to the Business and complied with all information reporting requirements related thereto.

              (b) There are no disputes pending or overtly threatened by any taxing authority as to taxes of any nature payable by Seller. No examinations or audits of the federal, state, local or foreign tax returns of Seller relating to the Business are currently in progress or, to the best knowledge of Seller and American Meter, threatened or proposed. No deficiency or adjustment for any tax has been claimed, proposed or assessed against Seller relating to the Business by any taxing authority that remains unpaid.

              (c) As used in this Section 3.14, the term "tax" includes all federal, state, local or foreign income, franchise, profits, gross receipts, value added, net worth, real property, personal property, sales, transfer, use, service, ad valorem, stamp, environmental, windfall profits, employment, social security, Medicare, disability, workers' compensation, unemployment compensation, occupation severance, purchaser premiums, excise, withholding, payroll and other taxes, charges, fees, levies, tariffs, duties and other assessments of any kind or nature, imposed by the laws and regulations of any governmental jurisdiction (federal, state, local or foreign) or by any taxing authority (federal, state, local or foreign) and all interest, fines and penalties related thereto.

       SECTION 3.15  TITLE TO AND CONDITION OF ASSETS.    The Assets constitute
all of the assets, rights and interests of every kind and description that are used by Seller in the Business (other than assets of Seller or American Meter that are not principally used in the Business and not necessary to conduct the Business as set forth on Schedule 1.2 hereof) and will permit Purchaser to operate the Business in compliance with all legal requirements substantially as conducted by Seller. All tangible Assets are physically located at 105 Erskine Lane, Scott Depot, West Virginia. Seller has and will transfer to Purchaser at Closing good, valid, marketable and exclusive title to and rightful and peaceful possession of all of the Assets, free and clear of any and all mortgages, liens, security interests, pledges, charges, encumbrances, equities, rights of first refusal, options to purchase, equitable interest, deeds of trust, claims, easements, rights-of-way, covenants, conditions or restrictions of any kind or nature whatsoever ("Liens"), except for (i) those disclosed in the 1997 Balance Sheet; (ii) liens for current taxes not yet due and payable; and (iii) Liens disclosed on Schedule 3.15 hereto which will be removed and released at or prior to the Closing. Seller is in rightful possession of all personal property leased to it from others and utilized in the Business. All tangible personal property of Seller included in the Assets is generally in good operating condition and repair (ordinary wear and tear excepted), has been utilized or serviced only in a manner that would not void or limit the coverage of any warranty thereon, has been properly maintained and are adequate and suitable for its intended purposes.

       SECTION 3.16  PERSONAL PROPERTY LEASES.   Schedule 3.16 hereto sets
forth each lease of personal property under which Seller is either a lessee or lessor of certain of the Assets. Each such lease is in full force and effect and is a valid and binding obligation of Seller and of each of the parties thereto. Seller is not, and Seller does not have any knowledge that any other party is, in default with respect to any material term or condition of any such lease, and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any Asset.

       SECTION 3.17  INVENTORY.    All of Seller's inventory of raw materials,
work in process and finished goods, parts and supplies (including inventory on consignment) relating to the Business consists of items of a quantity and quality usable and saleable in the ordinary course of business by Seller (net of any reserve reflected in the 1997 Balance Sheet), except for obsolete, defective, damaged and slow-moving items and items below standard quality, all of which have been written down on the books of Seller to net realizable market value or have been provided for by adequate reserves in the 1997 Balance Sheet. All inventories of finished goods consist of items that have been manufactured in accordance with, and which meet, applicable industry standards. All inventories are correctly marked. The inventories shown on the 1997 Balance Sheet are based on quantities determined by physical count or measurement and are valued at the lesser of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years and are adjusted for excess and obsolescence.

       SECTION 3.18  INTELLECTUAL PROPERTY.

              (a) Schedule 3.18 sets forth a complete and accurate list and brief description of all patents, trademarks, trade dress, logos, service marks, trade names, corporate names, fictitious names and copyrights, and each application therefor, which are either owned by Seller or which are used by Seller in the Business and, in each case where Seller is not the owner thereof, the name of the owner thereof. Except as set forth in Section 3.18, Seller is the exclusive owner of and possesses adequate and valid licenses and other rights to use all of the items set forth in Schedule 3.18 hereto and all trade secrets, licenses, inventions, processes, discoveries, developments, designs, formulas, know-how, drawings, customer and supplier lists, software, confidential information and other proprietary information and all other proprietary rights, intangible assets and intellectual property, and all copies and tangible embodiments thereof in whatever form or medium necessary for the operation of the Business as presently conducted (collectively, "Intellectual Property").

              (b) All rights of Seller in and to its Intellectual Property related to the Business will be transferred to Purchaser at the Closing.

              (c) Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses in connection with the Business. Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third parties, and Seller has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or conflict (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of Seller and American Meter, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller. No claim, demand, assertion, action, suit, arbitration, hearing, investigation or proceeding is pending or, to the best knowledge of Seller, threatened, which pertains to or challenges the validity, ownership or enforceability of any right of Seller in respect to of Intellectual Property. To the best knowledge of Seller and American Meter, the continued operation of the Business as currently conducted will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any third parties.

              (d) Seller is not a party to any agreement, document, arrangement or understanding pursuant to which Seller has licensed or granted any right or interest in, to or under any of its Intellectual Property in connection with the Business. Seller is not obligated or under any liability whatsoever to make any payment, by way of fees, royalties or otherwise, to any owner or licensor of, or other claimant to, any of the Intellectual Property of the Business. Seller has not disclosed any of its trade secrets or other proprietary or confidential information of the Business to any Person, except pursuant to a loan or other agreement obligating the recipient to maintain the confidentiality thereof. To the best knowledge of

Seller and American Meter, no employee of Seller is subject to any agreement, arrangement or commitment with any former employer or other person, or is subject to any judgments, order, decree or ruling of any court, arbitrator or Governmental Authority regarding confidential information, or rights or restrictions on competition, that would otherwise affect such employee's ability to perform his duties to Seller. Seller has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to any item of its Intellectual Property.

       SECTION 3.19 RELATIONSHIPS WITH SUPPLIERS AND CUSTOMERS. Schedule 3.19 contains a complete and accurate list of (i) the names, addresses and dollar amounts of business of each of the 20 largest customers of the Business, in terms of sales during 1997, and (ii) the name, address and dollar amounts of business of each of the Seller's 10 largest suppliers during the 1997 fiscal year for the Business. Since December 31, 1997, no supplier or customer of the Business has canceled any contract or order or has indicated any intention to terminate or materially alter its existing business relationship with Seller, whether as a result of the transactions contemplated hereby or otherwise which cancellation or termination would have a material advance effect on the Business. Seller is not involved, and Seller has no knowledge of any facts or circumstances which could result, in any material claim, dispute or controversy with any of the material suppliers or customers of the Business.

       SECTION 3.20  LABOR AND EMPLOYMENT MATTERS.

              (a) Seller is not a party to any contract, collective bargaining agreement or other agreement with any labor union including any collective bargaining agreement.

              (b) Seller is in compliance in all material respects with all applicable laws, rules and regulations respecting the employment of, including but not limited to, fair employment practices, terms and conditions of employment, and wages and hours. Seller has not engaged in any unfair or illegal labor practice, and there are no charges or claims of employment discrimination or unfair labor practices pending, or, to the best knowledge of Seller and American Meter, threatened against, Seller.

              (c) Except as set forth in Schedule 3.20 hereto, Seller is not a party to, nor is it or any of the Assets bound by, any written or oral, express or implied, (i) retainer, consulting, severance, termination, employment or similar contracts or agreements not terminable at will by Seller; or (ii) pension, profit sharing, deferred compensation, bonus, stock option, stock purchase or incentive plans or agreements providing for remuneration or benefits to Seller's employees.

              (d) Seller has not entered into any severance, termination or similar arrangement in respect of any present or former officer, director, employee or consultant that will result in any obligation, absolute or contingent, of Purchaser or Seller to make any payment to any present or former officer, director, employee or consultant following his or her termination of employment by Seller, other than as agreed to by Purchaser and as otherwise disclosed by Seller on Schedule 3.20 hereto.

              (e) Seller had made payment in full to all of its employees of all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreements, plan, program, statute or law.

              (f) Seller, American Meter and their affiliates are in compliance with their obligations, if any, pursuant to the Workers Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and all other notification obligations arising under any federal, state or local, or foreign statute, rule or regulation.

       SECTION 3.21  EMPLOYEE BENEFIT PLANS.

              (a) No Purchaser Obligation. Purchaser shall have no obligation or liability with respect to any "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other welfare, bonus, deferred compensation, retirement, incentive, pension, profit sharing, stock purchase, stock option, stock appreciation right, severance, or other similar employee benefit plan, program, policy, arrangement or practice, whether formal or informal, written or oral (collectively, "Employee Plans"), covering any current or former employee, officer or director of Seller. Each employee of Seller shall receive from Seller all benefits to which he is entitled under each Employee Plan in accordance with the provisions of such plans. In addition, to the extent that any employee of Seller who was employed prior to Closing participated in any Employee Plan within the meaning of Section 3(3) of ERISA which is maintained by an ERISA Affiliate, Purchaser shall have no obligation or liability with respect to such Employee Plans and any affected employees shall receive from Seller all benefits to which they are entitled under such plans, in accordance with the provisions of such plans.

              (b) Continuation Rights. Purchaser shall have no obligation or liability to providing continuation of coverage under any group health plan maintained by Seller or any other ERISA Affiliate ("Continuation Rights") to any employees of Seller who were employed prior to Closing.

       SECTION 3.22  INSURANCE.   All insurance policies under which the
Business and the Assets are insured or which provide for bonding and surety arrangements in connection with the Business are in full force and effect and have been issued under valid policies for the benefit of Seller by properly licensed insurance companies. The premiums on such policies have been paid as they became due and payable, and Seller is not in default with respect to payment of premiums on any such policy. Seller shall maintain in full force and effect insurance policies providing protection against losses and risks to the Assets and Business that are customarily insured against by comparable businesses until the Closing.

       SECTION 3.23  CONTRACTS.

              (a) Each Assigned Contract (i) is in full force and effect and is a valid and binding obligation of Seller and of the other parties thereto, enforceable by Seller in accordance with its terms, and (ii) may be transferred by Seller to Purchaser without penalty and to the best knowledge of Seller and American Meter will be enforceable by Purchaser. Neither Seller nor, to the best knowledge of Seller and American Meter, any other party to an Assigned Contract is in any material respect in breach of or in default under any Assigned Contract, nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute a material breach or default of the Assigned Contract. Seller has not received notice and has no reason to believe that any party to any Assigned Contract intends to cancel or terminate any Assigned Contract or to exercise or not exercise any option thereunder.

              (b) Schedule 3.23 hereto sets forth a complete and accurate list of each of the following Contracts to which Seller is a party which apply to any portion of the Business or the Assets: (i) any distributor's or manufacturer's representative or agency agreement; (ii) any output or requirements agreements; (iii) any agreement not entered into in the ordinary course of business; (iv) any indenture, mortgage, deed of trust, lease or any agreement that is unusual in nature, duration, or amount (including, without limitation, any agreement requiring the performance by Company of any obligation for a period of time extending beyond one year from the Closing Date involving total consideration of more than $10,000); (v) any contract with any Government Authority; (vi) any Contract for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum; (vii) any Contract for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which would extend over a period of more than one
(1) year or that involves consideration in excess of $10,000; (viii) any contract concerning a partnership or joint venture; (ix) any Contract under which it has created, incurred, assumed, guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of the Assets; (x) any Contract concerning confidentiality or non-competition; (xi) any Contract involving any director, officer, stockholder or other affiliate of Seller; (xii) any Contract for the employment of any individual on a full-time, part-time, consulting, independent contractor or other basis or providing severance benefits in excess of customary severance benefits as set forth on Schedule 3.20; (xiii) any profit sharing, deferred compensation, severance, termination or other plan or arrangement for the benefit of current or former directors, officers, or employees; (xiv) any Contract under which it has advanced or loaned any amount to any of its directors, officers or employees; or (xv) any other Contract material to the Assets or the Business.

       SECTION 3.24 LICENSES. All licenses, rights, privileges, franchises, permits, approvals, consents and other authorizations related to the Assets reasonably necessary for the lawful conduct of the Business as it is presently conducted and necessary to own, operate, maintain and use the Assets in the manner in which they are now being operated, maintained and used, including all applicable zoning, environmental, health, safety and other permits, have been timely obtained and are currently in effect, except for any failure to have such license or permit that has not had a material adverse effect on Seller's ability to conduct the Business, and Seller has not violated, and is not in violation of, any such licenses, rights, privileges, permits, franchises, consents or other authorizations.

       SECTION 3.25 PRODUCT LIABILITY CLAIMS. No Proceeding is pending or, to the best knowledge of Seller and American Meter, threatened against or affecting the Business, arising out of any injury to individuals or to property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller relating to the Business, and Seller knows of no facts, circumstances, actions or omissions that could reasonably create the basis for any such Proceeding.

       SECTION 3.26 PRODUCT WARRANTIES. Schedule 3.26 sets forth a complete and accurate description of all warranties and pending warranty and service obligations of Seller to its customers in the Business with respect to the products manufactured or sold by Seller within the two year period prior to the date of this Agreement, including the beginning and ending dates of such warranty obligations, and a summary of the warranty charges incurred by Seller during 1996, 1997 and to date in 1998. Schedule 3.26 also contains a complete and accurate copy of all such written warranties and terms and conditions, and a list and amount of all products manufactured or sold by Seller during the past two years. Each product manufactured, sold, leased or delivered by Seller to any of its customers has been in material conformity with all applicable contractual commitments and all express and implied warranties. Neither Seller nor American Meter knows of any reasonable basis for any present or future Proceeding against it giving rise to any liability, for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the 1997 Balance Sheet. There is no pending or, to the best knowledge of Seller and American Meter, threatened Proceeding under such warranties, other than the claim by Kukdong City Gas Company (the "Korean Claim").

       SECTION 3.27 COMPLIANCE WITH LAWS. The Business and the Assets are and have been in material compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, codes, licenses, permits, orders, judgments, decrees and other legal requirements (including, without limitation, those applicable to building, health, employment, labor, product liability, zoning, environmental protection, occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) which affect or are applicable to the Assets and the Business.

       SECTION 3.28  NO LOSS OF RIGHTS OR LEGAL OBSTACLES.   The execution and
delivery of this Agreement and the Related Seller Agreements by Seller and American Meter and their performance of the transactions and obligations contemplated hereby and thereby do not and will not (a) result in any loss of any material legal right being transferred to Purchaser hereunder or thereunder; (b) result in any termination, modification or cancellation of any Assigned Contract; (c) result in the termination, modification, or cancellation of, give rise to any right of termination, modification, or cancellation with respect to, give rise to the acceleration of any performance required under, result in any increase in any payment due or other liability under, change the performance required under, or otherwise adversely affect any Assigned Contract, or modify any Assigned Contract, or result in, or require, the creation or imposition of any material lien, charge, or encumbrance upon the Assets, or result in the termination or impairment of any material permit, license, franchise, or authorization pertaining to the Assets; or (d) to the best knowledge of Seller or American Meter, adversely affect the Assets or the Business in any material respect.

       SECTION 3.29 TRANSACTIONS WITH AFFILIATES. Seller is not a party to any lease, license or other agreement, understanding or arrangement with any affiliates of Seller that is necessary for Purchaser to continue to conduct the Business after the Closing, as it is conducted on the date of the Agreement.

       SECTION 3.30 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. To the best of Seller's knowledge, neither Seller nor any officer, director, employee or agent of Seller (or any Person acting on behalf of any of the foregoing), has directly or indirectly, in connection with the Business (i) given or agreed to give any gift or similar benefit or more than nominal value on behalf of Seller to any customer, supplier, employee or official of any Governmental Authority (domestic or foreign), to induce the recipient or his employer to do business, grant favorable treatment or compromise or forego any claim, (ii) made any significant payment which might be improper under prevailing law (regardless of the jurisdiction in which such payment was made) to promote or retain sales or to help, procure or maintain good relations with suppliers, (iii) engaged in any activity which constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, (iv) engaged in any practice violating any law prohibiting compliance with an unsanctioned foreign boycott, (v) established or maintained any unrecorded or illegal corporate fund or account or assets, (vi) made false or fictitious entries on the books or records of Seller, or (vii) failed to perform its obligations in any material respect under any Contract with, or violated in any material respect any federal law known to Seller in its dealings with, the Federal government or any agency or department thereof, including, but not limited to, any law with respect to conspiracy to defraud, false claims, conspiracy to defraud the United States, embezzlement or theft of public money, fraud and false statements, false demands against the United States, mail fraud, wire fraud, RICO, and truth in negotiations.

          SECTION 3.31   SECURITIES REPRESENTATIONS AS TO THE SHARES.

              (a) Investment Intent. Seller is acquiring the Shares solely for its own account, and not as nominee or agent for any other person or entity, for investment purposes only, and not with a view to any subsequent offering, resale or distribution of the Shares.

              (b) Sophistication and Suitability. Seller has such knowledge and experience in business and financial matters to be capable of independently evaluating the merits and risks of an investment in the Shares. Seller has independently evaluated the risks and merits of acquiring the Shares and has independently determined that the Shares are a suitable investment for Seller. Seller has sufficient financial resources to bear the economic risk of a loss of its entire investment in the Shares.

              (c) Access to Information. Seller and its representatives have made an independent investigation of Marcum and its assets, properties, business, liabilities, financial condition, results of operations and prospects, and have had access to all of the information it considers necessary or appropriate in order to evaluate the risks and merits of acquiring the Shares, and have received all information requested to its satisfaction.

              (d) No Reliance. In making its investment decision, Seller has not relied upon any representations made by Marcum with respect to Marcum or the Shares (except as set forth in the Agreement) of any projections or other estimates or forecasts of future performance provided by Marcum.

              (e) Accredited Investor. Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

              (f) No Registration. Seller understands and acknowledges that the Shares to be acquired by it hereunder have not been registered for offer or sale to the Seller under the Securities Act or under the securities laws of any state, but are being offered and sold by Marcum to Seller pursuant to and in reliance upon exemptions from the registration requirements of such securities laws, and that Marcum is relying upon the truth and accuracy of the representations, warranties, covenants and agreements of the Seller set forth herein in order to determine the availability of such exemptions and the suitability of the Seller to acquire the Shares.

              (g) Restrictions on Resale. Seller understands and acknowledges that, as a consequence of the restrictions on subsequent transfer imposed by the exemptions from registration referred to in this Section 3.31 above, the Shares may not subsequently be offered, sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by Seller except pursuant to an effective registration statement registering the sale or transfer of the Shares under the Securities Act and under applicable state securities laws or pursuant to an exemption from such registration requirements, and the certificates representing the Shares shall bear a legend setting forth such restrictions substantially as follows:

              The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and may not be sold, assigned, transferred, or otherwise disposed of unless the same is registered under such Act and any applicable state securities laws, or unless an exemption from such registration is available and Seller receives evidence of such exemption reasonably satisfactory to it (such as an opinion of counsel).

       SECTION 3.32  FULL DISCLOSURE.   No representation, warranty or other
statement by Seller in this Agreement, or in any schedule, exhibit, certificate, financial statement or other instrument or document furnished or to be furnished to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make any of the statements contained herein or therein, when taken as a whole, not false or misleading in any material respect in light of the circumstances in which they were made. There is no fact or circumstance known to Seller that materially adversely affects, or in the future may be reasonably expected to (insofar as Seller can now reasonably foresee) materially adversely affect, (i) the Assets or (ii) the properties, liabilities, business, affairs, operations, condition (financial or otherwise) or prospects of the Business that has not been set forth herein or otherwise described to Purchaser.

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MARCUM.

       Each of Purchaser and Marcum hereby jointly and severally represents and warrants to and for the benefit of Seller and American Meter as follows:

       SECTION 4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Marcum is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

       SECTION 4.2 POWER AND AUTHORITY. It has all requisite right, power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it hereunder (the "Related Purchaser Agreements"). The execution and delivery by it of this Agreement and the Related Purchaser Agreements and performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action, corporate or otherwise, of it.

       SECTION 4.3   ENFORCEABILITY.   This Agreement has been duly and validly
executed and delivered on behalf of it and does, and the Related Purchaser Agreements, when duly executed and delivered on behalf of it will, constitute legal, valid and binding obligations of it, enforceable against it in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally, and by general principles of equity.

       SECTION 4.4 NO CONFLICTS. The execution and delivery by it of this Agreement and the Related Purchaser Agreements and the performance by it of the transactions and obligations contemplated hereby and thereby do not and will not (a) violate, conflict with, contravene or constitute a breach or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under any provision of (i) its certificate or articles of incorporation, bylaws or other charter or organizational documents;
(ii) any contract, agreement, obligation, understanding, commitment, note, security agreement, lease, loan agreement, debt instrument or other instrument or agreement to which it is a party or by which it or any of its assets is or may become bound; (iii) any license, approval, certificate, permit or authorization held by it; or (b) violate any applicable federal, state or local law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree or ruling of any court, arbitrator or Governmental Authority.

       SECTION 4.5   CONSENTS.   No Consent by any Person is necessary for it
to execute and deliver this Agreement and the Related Purchaser Agreements and to perform its obligations hereunder and thereunder.

       SECTION 4.6   LITIGATION.   There are no Proceedings pending or, to the
best of its knowledge, threatened by or before any court, arbitrator or Governmental Authority against it (i) in which any Person is seeking or is reasonably likely to seek to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the Related Purchaser Agreements or the transactions contemplated hereby or thereby, (ii) which if determined adversely to it would be reasonably likely to have a material adverse effect on its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, or (iii) which, if determined adversely to it, would be reasonably likely to have a material adverse effect on the assets, business, affairs, financial condition or operations of Marcum.

       SECTION 4.7   SHARES.   The Shares have been validly authorized and,
when issued as contemplated by this Agreement and the Convertible Note, will be validly issued, fully paid and non-assessable.

       SECTION 4.8   CAPITALIZATION OF MARCUM.    The authorized capital stock
of Marcum consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share, of which, as of January 31, 1998, 12,329,552 shares of Common Stock, options to purchase 1,585,675 shares of Common Stock, and no shares of Preferred Stock were issued and outstanding.

       SECTION 4.9   SECURITIES LAW REPORTS.    Marcum has delivered to Seller
a complete and accurate copy of each Annual Report on Form 10-KSB, Quarterly Report on Form 10-QSB, Current Report on Form 8-K and Proxy Statement (the "SEC Reports") filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1996. All SEC Reports were prepared in accordance with and complied in all material respect with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and as of the dates they were filed, none of the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect, except to the extent any such statement or omission was superseded by a later-dated SEC Report.

       SECTION 4.10  FINANCIAL STATEMENTS.   In all material respects, the
consolidated financial statements of Marcum (including any notes thereto) included in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis through the periods covered thereby (except as disclosed in such financial statements), and fairly present in all material respects the consolidated financial condition of Marcum as of the dates thereof and the consolidated results of Marcum's operations and consolidated cash flow for the periods then ended, subject, in the case of any unaudited interim financial statements, to the omission of certain notes not ordinarily accompanying such unaudited financial statements, and to normal year-end adjustments.

       SECTION 4.11  ABSENCE OF ADVERSE CHANGE.   Since December 31, 1997,
there has not been any material adverse change in the assets, business, affairs, operations, financial condition or operations of Marcum.

       SECTION 4.12 NO BROKERS. No broker, finder, investment broker or similar agent is or shall be entitled to receive any fee, commission or other remuneration or compensation relating to the transactions contemplated by this Agreement or the Related Purchaser Agreements based on any action taken by or on behalf of it.

SECTION 5.    PRE-CLOSING COVENANTS.

       SECTION 5.1   CONDUCT OF BUSINESS OF SELLER.

              (a) From the date of this Agreement through the Closing Date, Seller shall conduct the Business only in its ordinary course consistent with past practices, including but not limited to using its best efforts to (i) preserve intact the Business and its good will, including Seller's relationships with its suppliers, customers, lenders and others having business relationships with it, (ii) perform all its obligations in accordance with their terms, (iii) maintain the Assets in good operating condition, (iv) keep available the services of its present lessors, lessees, licensors, licensees, suppliers, customers, employees and agents, and (v) comply with all applicable laws, rules, regulations and orders.

              (b) Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, Seller shall not, without the prior written consent of Purchaser:

                     (i) Take any action referred to in Section 3.13(b) hereof;

                     (ii) Take any action or omit to take any action which would breach any covenant or agreement of Seller herein; or

                     (iii)  Take any action which would cause any
representation or warranty of Seller herein to be inaccurate in any material respect.

              (c) From this date of this Agreement through the Closing Date, Seller shall deliver to Purchaser on a no less than monthly basis, accurate, complete and current copies of financial statements of Seller and any reports with respect to the operations of the Business prepared by or for Seller. All such financial statements shall be prepared in accordance with generally accepted accounting principles considerably applied on a basis consistent with Seller's 1997 financial statements.

       SECTION 5.2   ACCESS.   From the date of this Agreement through the
Closing Date, Seller shall provide Purchaser and its officers, directors, employees and agents and representatives full access during normal business hours to the Assets and to the employees, agents, properties, books, contracts, accounts, commitments, records, tax returns and documents of Seller and shall furnish to Purchaser and its agents and representatives books, records, contracts, data and information concerning the Assets and the business and affairs of Seller as Purchaser and its agents and representatives may reasonably request. In the event that the transactions contemplated by this Agreement fail to be consummated, then Purchaser shall promptly return to Seller all data and information furnished to it and shall keep all such data and information confidential. No investigation pursuant to this Section 5.2 shall affect any representation or warranty of Seller or any condition to the Closing obligations of Purchaser.

       SECTION 5.3   RISK OF LOSS.   From the date of this Agreement through
the Closing Date, Seller assumes all risk of loss, whether by reason of theft, fire, act of God, or other casualty, and Purchaser shall not be obligated to consummate the transactions contemplated hereby if there is any material loss of the Assets caused by any casualty, whether through the fault or negligence of Seller or otherwise.

       SECTION 5.4   BULK SALES.   Seller shall reimburse Purchaser for,
indemnify Purchaser from, and hold Purchaser harmless against, any liabilities, claims, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) resulting from or arising out of (i) Seller's failure to comply with any bulk sales or bulk transfer laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than the Assumed Liabilities.

       SECTION 5.5   CONSUMMATION OF TRANSACTIONS.   Upon the terms and subject
to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts, and will cooperate with each other, to take, or cause to be taken, as promptly as practicable, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations under this Agreement and under all other agreements contemplated by this Agreement and to consummate and make effective the transactions contemplated hereby and thereby, including obtaining all Consents which are necessary in connection with the transactions contemplated hereby and thereby, provided that Purchaser shall not be obligated to assume any additional liability of Seller or pertaining to the Assets other than the Assumed Liabilities.

       SECTION 5.6   PUBLIC ANNOUNCEMENTS.   From the date of this Agreement
through the Closing Date or the earlier termination of this Agreement for any reason, Purchaser and Seller shall consult with each other before issuing any press releases or otherwise making any public statements or disclosures with respect to this Agreement or the transactions contemplated hereby (directly or through affiliates) and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, except that a party hereto may make a public statement without such consent to the extent the same shall be required by applicable law or the rules and regulations of the Nasdaq Stock Market or any other national securities exchange, market or association on which the capital stock of that party is listed, traded or quoted, if such party has used its reasonable best efforts to consult with the other party to obtain the other party's consent but has not been able to do so in a timely manner.

       SECTION 5.7 NOTIFICATION OF CERTAIN MATTERS. From the date of this Agreement through the Closing Date, Purchaser and Seller each shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event, fact or circumstance the occurrence or failure of which would be reasonable likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or that breaches or is reasonably likely to breach any covenant or agreement set forth in this Agreement, and (b) any material failure on its part to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder.

       SECTION 5.8   TAXES.

              (a)    Pre-Closing.   Seller shall be responsible for the timely
preparation of, for all federal, state, local or foreign income, excise, withholding, property, sales, use, franchise and other tax returns, reports and forms of Seller pertaining to the Assets for all taxable periods ending on or before the Closing Date, and the payment of all amounts due thereunder.

              (b) Due to Transactions. Seller shall pay all federal, state and local sales, use, income, franchise, worker's compensation, unemployment documentary and other transfer taxes and fees arising out of the transfer of the Assets in accordance herewith, whether imposed by law on Seller or Purchaser, and shall pay its portion, prorated as of the Closing Date, of all federal, state, local and foreign personal property taxes relating to the Assets. Purchaser shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to the Assets or the business being purchased for any period before the Closing Date. Seller shall indemnify, reimburse and hold Purchaser harmless in respect of any liability for payment of or failure to pay any such taxes or any filing of or failure to file any reports required in connection therewith.

       SECTION 5.9   NO SHOPPING.   From the date of this Agreement through the
Closing Date, neither Seller, American Meter nor any affiliates thereof shall, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate, or encourage the initiation or submission of inquiries, proposals or offers from, provide any information to, enter into any agreement with, or participate in any discussions or negotiations concerning any direct or indirect acquisition of any interest in Seller or any of the Assets (other than the sale of inventory and equipment in the ordinary course of business) by, any Person other than Purchaser. Seller shall immediately notify Purchaser of, and communicate to Purchaser the terms of, any such inquiry, proposal or offer that it may receive.

       SECTION 5.10  EMPLOYEE MATTERS.

              (a) Seller shall pay, perform and discharge, and remain liable after the Closing, for all obligations to its employees, for compensation and benefits, including wages, salaries, commissions, bonuses, deferred compensation, severance, termination, insurance, pensions, profit-sharing, vacation, sick pay and other compensation or benefits ("Seller Employees Compensation") to which they are entitled for periods prior to the Closing Date. Until the Closing Date, Seller shall not, without the prior written consent of Purchaser, change the compensation or benefits of any of its employees.

              (b) Purchaser is not assuming and shall have no obligation to pay any Seller Employees Compensation, whether accruing before, as a result of, or after the Closing, except (i) one-half of the Post-Closing Transitional Employee Costs (as defined below), and (ii) the compensation and benefits employees of Seller who are not Transitional Employees who are employed by Purchaser for services performed for Purchaser after the Closing. Seller shall perform, and Purchaser is not assuming and shall have no obligation to perform, any severance or termination obligations, liabilities and commitments accruing or arising by agreement, plan or policy of Seller as a result of the transactions contemplated hereby.

              (c) Purchaser may, but shall have no obligation to, offer employment to any of the current employees of Seller in the Business as Purchaser may desire. In addition, Purchaser shall have the right, but not the obligation, to offer employment to and to employ a sufficient number of current employees of Seller, with American Meter's consent (which shall not be unreasonably withheld), to enable Purchaser to make Pantheon feasible, to sell Pantheon and to meet its other obligations under the License Agreements. Any employee of Seller considered for employment by Purchaser shall be subject to Purchaser's normal application and screening procedures and to Purchaser's compensation and benefits policies. No provisions of this Agreement, express or implied, shall confer on any employee or former employee of Seller any right to employment or any continued right to employment for any extended period.

              (d) Seller shall be responsible for the maintenance and distribution of benefits accrued under any Employee Plans maintained by Seller pursuant to the provisions of such plans. Purchaser shall assume neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any Employee Plans maintained by Seller.

              (e) All claims and obligations under, pursuant to or in connection with any Employee Plans of Seller or arising under any legal requirement affecting employees of Seller incurred on or before the Closing Date resulting in or arising from events or occurrences occurring or commencing on or prior to the Closing Date shall remain the responsibility of Seller, whether or not such employees are hired by Purchaser after the Closing. Purchaser will have and assume no obligation or liability under or in connection with any such plan.

              (f) Seller shall provide any and all notifications required by all applicable federal, state and local laws in connection with the termination of its employees, including notifications required under WARN, or any similar state or local law, and any rules and regulations promulgated under any of the foregoing.

              (g) Purchaser and Seller shall establish a mutually acceptable employee retention plan for certain transitional employees ("Transitional Employees") of Seller to provide short-term transitional services in connection with the transactions contemplated hereby. Such Transitional Employees shall be entitled to severance and termination benefits of Seller as if they were terminated by Seller on or prior to the Closing Date. All such severance or termination benefits due to such Transitional Employees, and all other employment costs and expenses of such Transitional Employees accruing prior to the Closing Date (collectively, the "Pre-Closing Transitional Employee Costs"), shall be borne solely by Seller. All employment costs and expenses for such Transitional Employees accruing after the Closing Date, to the extent that such expenses exceed any severance or termination benefits payable by Seller under its severance policy, plus all costs and expenses incurred by Seller under WARN for Transitional Employees terminated on or after the Closing Date ("Post-Closing Transitional Employee Costs"), shall be borne equally by Seller and Purchaser; provided, however, that Purchaser's obligations for all Post-Closing Transitional Employee Costs in the aggregate shall not exceed $50,000. All other costs incurred by Seller after the Closing in connection with WARN, except as set forth in the immediately preceding sentence, shall be borne solely by Seller.

       SECTION 5.11 ASSUMED WARRANTY OBLIGATIONS. At the Closing, provided that Seller's representations and warranties in Section 3.26 hereto are accurate and complete, Purchaser shall assume the warranty obligations of Seller (the "Assumed Warranty Obligations") for all equipment and products sold by Seller within two years prior to the Closing Date with respect to the Business, other than the Korean Claim. A complete and accurate list of all such sales (by customer, amount, sale and type of equipment or services) is set forth on Schedule 3.26 hereto.

       SECTION 5.12 REPAYMENT OF INDEBTEDNESS AND RELEASE OF LIENS. Contemporaneously with or prior to the Closing, Seller shall take all action necessary to cause any Liens on or against the Assets to be released and terminated as of the Closing Date.

       SECTION 5.13 FINANCIAL STATEMENTS. Seller shall cause its Financial Statements as of December 31, 1997, and for the one year period then ended, to be audited by Arthur Anderson, independent certified public accountants (the "Auditor"), and shall deliver the Auditor's report to Purchaser prior to the Closing. Seller shall bear the costs of such audit, provided that Purchaser shall bear any cost and expense of the audit, or of similar special procedures incurred by Seller in order to permit Marcum to meet its financial reporting requirements under the Exchange Act in connection with the transactions contemplated hereby which are in excess of Seller's normal and routine audit expense. Seller shall cause the Auditor to reasonably cooperate with Purchaser and Marcum to complete such audit and special procedures, to sign and deliver any required consents to Marcum in connection with the Current Report on Form 8-K to be filed by Marcum with the SEC pursuant to the requirements of the Exchange Act, and to cooperate in the preparation of pro forma financial statements required by Form 8-K.

       SECTION 5.14  BOARD SEAT.   Marcum agrees to appoint Harry I. Skilton,
President and Chief Executive Officer of American Meter, to be appointed or elected to the Marcum Board of Directors at the first Marcum Board of Directors meeting held after the Closing, to serve as a director for a term expiring at the 2000 annual meeting of stockholders.

       SECTION 5.15 PANTHEON SOFTWARE LICENSE AGREEMENT. At the Closing, Seller and Purchaser shall execute and deliver to each other a License Agreement, substantively in the form of Exhibit B hereto (the "License Agreement"), pertaining to the license by Seller to Purchaser after the Closing of the Pantheon software, and as to the development, manufacture and sale by Purchaser to Seller of certain electronic components and related equipment pertaining to electronic temperature and pressure correction to be embedded within certain new rotary and turbine meters of American Meter.

       SECTION 5.16 NON-COMPETITION AGREEMENT. At the Closing, Seller and American Meter shall execute and deliver to Purchaser and Marcum a five year Non-Competition Agreement, in substantially the form of Exhibit C hereto (the "Non-Competition Agreement").

       SECTION 5.17 AMENDMENT OF MARCUM RIGHTS AGREEMENT. Marcum will amend that certain Rights Agreement, dated as of December 2, 1991, by and between Marcum and American Securities Transfer & Trust, Inc., as rights agent, which currently provides for the distribution of certain rights after a Person has acquired or obtained the right to obtain beneficial ownership of 15% or more of the outstanding Shares of Common Stock of Marcum, to provide an exception for American Meter, Eagle and their affiliates, so long as their aggregate beneficial ownership (as defined in the Rights Agreement) does not exceed 25% of more of the outstanding shares of Common Stock of Marcum.

SECTION 6.    CONDITIONS PRECEDENT TO PURCHASER'S AND MARCUM'S CLOSING
              OBLIGATIONS.

       The obligations of Purchaser to purchase the Assets, to pay the Purchase Price and to assume the Assumed Liabilities and of Purchaser and Marcum to take the other actions contemplated hereby to be taken by Purchaser and Marcum, respectively, at or prior to the Closing are subject to the satisfaction (unless waived in writing by Purchaser), at or prior to the Closing, of each of the following conditions:

       SECTION 6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Seller and American Meter in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made or given on the Closing Date.

       SECTION 6.2 PERFORMANCE OF COVENANTS. Seller and American Meter shall have performed, satisfied and complied with all covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Seller and American Meter, respectively, at or prior to the Closing.

       SECTION 6.3 NO LITIGATION. No Proceeding shall be pending or overtly threatened by or before any court, arbitrator or Governmental Authority (a) which seeks the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, (b) which questions the legitimacy, validity or enforceability of this Agreement or the transactions contemplated hereby or (c) which, if successful, would have a material adverse effect on the Assets or the Business or would materially and adversely affect the ability of Seller or American Meter to consummate the transactions contemplated hereby or of Purchaser after the Closing to operate the Business substantially as currently operated.

       SECTION 6.4 DELIVERIES AT CLOSING. Seller and American Meter shall have delivered to Purchaser at the Closing the Assets and each of the certificates, instruments, documents and agreements required to be delivered to Purchaser and Marcum hereunder.

       SECTION 6.5 CONSENTS. All Consents of any Person necessary to permit the consummation of the transactions hereby shall have been duly obtained, made or taken prior to the Closing.

       SECTION 6.6   CONDITION OF ASSETS.   Neither the Assets nor the Business
shall have been adversely effected in any material respect by, or sustained any material loss, whether or not insured, which has not been remedied to Purchaser's reasonable satisfaction as a result of, fire, accident, storm, or other casualty, or labor or civil disputes, or act of God or public enemy.

       SECTION 6.7 NON-COMPETITION AGREEMENT. Seller and American Meter shall have executed and delivered to Purchaser and Marcum the Non-Competition Agreement.

       SECTION 6.8 LICENSE AGREEMENT. Seller and American Meter shall have executed and delivered to Purchaser and Marcum the License Agreement.

SECTION 7.    CONDITIONS PRECEDENT TO SELLER'S AND AMERICAN METER'S
              OBLIGATIONS.

       The obligations of Seller to sell and deliver the Assets to Purchaser and of Seller and American Meter to perform their other obligations contemplated hereby to be taken at or prior to the Closing are subject to the satisfaction (unless waived in writing by Seller), at or prior to the Closing, of each of the following conditions:

       SECTION 7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Purchaser and Marcum in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made or given on the Closing Date.

       SECTION 7.2 PERFORMANCE OF COVENANTS. Purchaser and Marcum shall have performed, satisfied and complied with all of the covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Purchaser and Marcum respectively, at or prior to the Closing.

       SECTION 7.3 NO LITIGATION. No Proceeding shall be pending or overtly threatened by or before any court, arbitrator or Governmental Agency (a) which seeks the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, (b) which questions the legitimacy, validity or enforceability of this Agreement or the transactions contemplated hereby, or
(c) which, if successful, would materially and adversely affect the ability of Purchaser and American Meter to consummate the transactions contemplated hereby.

       SECTION 7.4 DELIVERIES AT CLOSING. Purchaser and Marcum shall have delivered to Seller and American Meter at the Closing the Purchase Price and each of the other certificates, instruments, documents and agreement required to be delivered to Seller hereunder.

       SECTION 7.5 LICENSE AGREEMENT. Purchaser shall have executed and delivered to Seller and American Meter the License Agreement.

SECTION 8.    THE CLOSING.

       SECTION 8.1 DATE AND PLACE. Provided all conditions to the Closing have been satisfied, the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Metretek, Incorporated, 300 North Drive, Melbourne, Florida, at 10:00 a.m. local time, on a date no more than 30 days after the date hereof, as determined by Purchaser, or at such other time, date or place as the parties shall mutually agree (the "Closing Date").

       SECTION 8.2 DELIVERIES BY SELLER AND AMERICAN METER. At the Closing, Seller and American Meter shall deliver or cause to be delivered to Purchaser and Marcum, in form reasonably acceptable to Purchaser's counsel:


              (a) Full, actual and unimpeded possession and enjoyment of the Assets and the Business;

              (b) Assignments and assumptions of all Assigned Contracts being assumed by and assigned to Purchaser, duly executed by Seller, along with all Consents required to permit such assignment and assumption;

              (c) One or more duly executed bills of sale warranting good and marketable title in and to the Assets, in the form of Exhibit D hereto, and such other instruments of sale, conveyance, assignment and transfer as may be reasonably requested by Purchaser, in order to vest in Purchaser all of Seller's right, title and interest in and to all of the other Assets, free and clear of any and all Liens;

              (d) Any assignments required to transfer all right, title and interest in the Intellectual Property to Purchaser;

              (e) All Consents necessary to permit the consummation of the transactions contemplated by this Agreement;

              (f)    All releases of all Liens encumbering any of the Assets;

              (g) True and complete copies of corporate resolutions, certified as of the Closing Date by the Secretary of Seller and of American Meter as having been duly adopted by the Board of Directors and, if necessary, shareholders of Seller and American Meter, respectively, authorizing Seller's and American Meter's execution and delivery of this Agreement and the Related Seller Agreements and their consummation of the transactions contemplated hereby and thereby;

              (h) Certificates duly executed by the President or Chief Executive Officer of Seller and of American Meter, dated as of the Closing Date, certifying that, to the best of their knowledge and belief after due inquiry, (i) each of Seller and American Meter, respectively, has fully performed, satisfied and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing, and
(ii) all of the representations and warranties of Seller and American Meter, respectively, set forth in Section 3 of this Agreement are true and correct as of the Closing Date;

              (i) An opinion of counsel for Seller and American Meter, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E;


              (j) The License Agreement, duly executed by Seller and American Meter;

              (k) The Non-Competition Agreement, duly executed by Seller and American Meter; and

              (l) All other items required to be delivered by Seller or American Meter pursuant to any provision of this Agreement.

       SECTION 8.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser and Marcum shall deliver to Seller and American Meter, in form reasonably acceptable to Seller's counsel:

              (a)    The Cash Portion of the Purchase Price as set forth in
Section 2.1 hereof, by cashier's or certified bank check or wire transfer of immediately available funds to an account designated by Seller and American Meter;

              (b) One or more certificates representing the Initial Shares, duly registered on the books of Marcum in the name of Purchaser;

              (c)    The Convertible Note, duly executed by Purchaser;

              (d) True and complete copies of corporate resolutions, certified as of the Closing Date by the Secretary of Purchaser and of Marcum as having been duly adopted by the Board of Directors of Purchaser and of Marcum, respectively, authorizing Purchaser's and Marcum's execution and delivery of this Agreement and the Related Purchaser Agreements and their consummation of the transactions contemplated hereby and thereby;

              (e) Certificates duly executed by the President or Chief Executive Officer of Purchaser and of Marcum, dated as of the Closing Date, certifying that, to the best of their knowledge and belief after due inquiry,
(i) each of Purchaser and Marcum has fully performed, satisfied and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser and Marcum, respectively, at or prior to the Closing, and (ii) all of the representations and warranties of Purchaser and Marcum, respectively, set forth in Section 4 of this Agreement are true and correct as of the Closing Date;

              (f) An opinion of counsel for the Purchaser and Marcum, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F; and

              (g) All other items required to be delivered by Purchaser or Marcum pursuant to any provision of this Agreement.

       SECTION 8.4   EFFECTIVENESS OF CLOSING.   No action to be taken or
delivery to be made at the Closing shall be effective until all of the actions to be taken and deliveries to be made at the Closing are complete.

SECTION 9.    SURVIVAL AND INDEMNIFICATION

       SECTION 9.1 SURVIVAL. The indemnification obligations and the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and shall continue in full force and effect until they expire on the second anniversary of the Closing Date (or such later date as expressly provided herein), regardless of any investigation made by any party hereto, except as to any Claims (as defined in Section 9.4) relating to fraud or matters on which claims shall expire only upon expiration of the applicable statute of limitations. No Claim pursuant to this Section 9 shall be asserted by any party hereto after the expiration of the applicable survival period or statute of limitations, as the case may be, except for Claims made in writing prior to such expiration or actions (whether instituted before or after such expiration) based on any Claim made in writing prior to such expiration. The covenants and agreements of the parties hereto set forth in this Agreement shall survive the Closing and shall continue in full force and effect thereafter, subject to any termination thereof expressly set forth herein.

       SECTION 9.2   INDEMNIFICATION BY THE SELLER AND AMERICAN METER.   During
the period specified in Section 9.1, Seller and American Meter shall jointly and severally indemnify, defend and hold harmless Purchaser and Marcum, their affiliates, successors and assigns, and the officers, directors, shareholders, partners, employees, agents and representatives of any of them, from and against any and all claims, actions, suits, proceedings demands, losses (including diminutions in value), expenses, obligations, taxes, liabilities, damages, recoveries and deficiencies (including, without limitation, interest, fines, penalties, costs of investigation, reasonable attorneys', accountants' and other professionals' fees and expenses and amounts paid in settlement) (collectively, "Damages") arising out of, based upon or resulting from (i) any breach or violation of, inaccuracy or misrepresentation in, or failure by the Seller or American Meter to perform, any representations, warranties, covenants, agreements or other obligations of Seller or American Meter made in this Agreement or in any schedule, certificate, exhibit or other document or instrument furnished or to be furnished by Seller or American Meter to Purchaser or Marcum pursuant to this Agreement, (ii) any act or omission of Seller or American Meter with respect to, or any event or circumstance related to, the ownership, lease or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred, existed or accrued existed prior to or at the time of the Closing, without regard to whether a claim with respect to such matter is asserted before or after the Closing, (iii) any debt, liability or obligation of Seller, American Meter or the Business not included in the Assumed Liabilities, (iv) any failure by Seller or American Meter to completely and timely comply with all applicable provisions of (A) any applicable bulk sale or bulk transfer law of any jurisdiction, (B) WARN or similar state or local laws, (C) the fraudulent transfer or fraudulent conveyance laws of any jurisdiction, (v) any product liability claims relating to products made or sold or services performed by Seller or American Meter prior to the Closing Date (except to the extent included in the Assumed Liabilities), or (vi) any violation of any environmental law, rule, regulation or order by Seller or American Meter prior to the Closing Date.

       SECTION 9.3   INDEMNIFICATION BY PURCHASER AND MARCUM.   During the
period specified in Section 9.1, Purchaser and Marcum shall jointly and severally indemnify, defend and hold harmless Seller and American Meter, their affiliates, successors and assigns, and the officers, directors, shareholders, partners, employees, agents and representatives of any of them, from and against any and all

Damages arising out of, based upon or resulting from any breach or violation of, inaccuracy or misrepresentation in, or failure by Purchaser or Marcum to perform, any of the representations, warranties, covenants, agreements or other obligations of the Purchaser or Marcum made in this Agreement or in any schedule, certificate, exhibit or other document or instrument furnished or to be furnished by Purchaser or Marcum to Seller or American Meter pursuant to this Agreement.

       SECTION 9.4   CLAIMS FOR INDEMNIFICATION.

              (a) Whenever any party hereunder believes it has suffered or incurred or is likely to suffer or incur any Damages, or any action or proceeding is commenced or threatened or claim is made that could result in Damages, which is reasonably likely to give rise to a claim ("Claim") for indemnification under this Agreement, the party seeking indemnification ("Indemnified Party") shall, upon obtaining knowledge thereof, promptly notify in writing the party against whom indemnification is sought ("Indemnifying Party") of the Claim and, when known, the facts constituting the basis for such Claim and the amount and nature of the Damages or an estimate thereof. The Indemnified Party's failure to timely notify Indemnifying Party of any Claim or potential Claim shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent that such failure causes Indemnifying Party to lose the right to assert any substantive rights or defenses or to the extent that the Indemnifying Party is actually prejudiced in its rights or obligations.

              (b) The Indemnified Party shall give the Indemnifying Party a reasonable opportunity to participate in and to assume the defense of any such Claim at the Indemnifying Party's own expense and with counsel of the Indemnifying Party's own selection reasonably satisfactory to the Indemnified Party provided, however, that Indemnified Party shall at all times also have the right but not the obligation, to fully participate in the defense of the Claim and to employ its own counsel at its own expense. Notwithstanding the foregoing, if the Indemnified Party reasonably determines that: (i) legal defenses may be available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (ii) a conflict or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Claim on behalf of the Indemnified Party), or (iii) the Indemnifying Party has not in fact employed legal counsel to assume the defense of such Claim within a reasonable time after receiving notice of the Claim, then the reasonable fees, disbursements and other charges of counsel from one separate firm selected by the Indemnified Party (and reasonably acceptable to the Indemnified Party) shall be reimbursed by the Indemnified Party promptly as they are incurred.

              (c) No party hereto shall compromise, settle or consent to the entry of any judgment with respect to any Claim without the prior written consent of the other interested party or parties (which consent shall not be unreasonably withheld or delayed) unless such compromise, settlement or consent includes an unconditional release of all other interested parties hereto from any and all liabilities on any Claims that are the subject matter thereof.

              (d) Each party hereto shall cooperate in every reasonable way with the party assuming responsibility for the defense and disposition of any such Claim, including making available to the defending party all books, records, and other material reasonably required by the defending party for its use in defending the Claim.

       SECTION 9.5   LIMITATION ON LIABILITY.

              (a) Notwithstanding the foregoing, the Indemnifying Party shall not be required to indemnify the Indemnified Party hereunder unless and until the aggregate amount of all Damages exceeds $25,000.00, and then only to the extent of such excess.

              (b) Neither party shall seek or be entitled to consequential damages or damages for lost profits in any Claim for indemnification under this
Section 9 nor shall it accept payment of any award or judgment against the other party to the extent that such award or judgment includes consequential damages or damages for lost profits.

       SECTION 9.6 NON-EXCLUSIVE INDEMNIFICATION. The foregoing indemnification provisions are in addition to, and not in derogation of, or statutory, equitable or common law remedies any party hereto may have for any breach of representation, warranty, covenant or agreement.

       SECTION 9.7 EFFECT OF KNOWLEDGE. No disclosure to and no investigation by or on behalf of any party hereto shall be deemed to affect its reliance on the representations, warranties, covenants and agreements contained herein or to waive its rights to indemnification as provided herein for the breach or violation of or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of any other party hereto.

       SECTION 9.8   CONTRIBUTION.  If the indemnification provided for in this
Section 9 is for any reason unavailable or insufficient to indemnify the Indemnified Party in respect of any Damages, then the Indemnifying Party shall in lieu of indemnifying the Indemnified Party contribute to the total damages to which the Indemnified Party may be subject in such proportion that shall be appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with any actions or omissions which resulted in such Damages as well as any other relevant equitable considerations.

SECTION 10.  POST-CLOSING AND OTHER COVENANTS.

       SECTION 10.1 FURTHER ASSURANCES. At the Closing, Seller, through its officers, directors, employees and agents, shall put Purchaser into full, actual and unimpaired ownership, possession, enjoyment and control of the Assets. At any time and from time to time after the Closing, Seller shall, at the sole expense of Purchaser, execute, acknowledge and deliver any further deeds, assignments, conveyances, consents, permits and other assurances, documents and instruments of transfer reasonably requested by Purchaser, and take any and all further actions consistent with the terms of this Agreement, that may be reasonably requested by Purchaser for the purpose of more effectively and fully assigning, transferring, granting and conveying to and vesting in Purchaser all of Seller's right, title and interest in and to, or reducing to possession, any or all of the Assets. If requested by Purchaser, Seller shall, solely at Purchaser's expense (unless required due to a breach of any representation, guaranty or covenant hereof by Seller), prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights or benefits that are transferred to Purchaser by this Agreement and require prosecution and enforcement in Seller's name. In addition, Seller shall provide all assistance reasonably requested by Purchaser to install the environmental testing chambers of Seller in Purchaser's offices in Melbourne, Florida, including, but not limited to, assisting Purchaser in the disassembly of such chambers at Seller's offices, assisting Seller in the transportation of such chambers to Purchaser's offices, and assisting Purchaser in the assembly and testing of operability at

Purchaser's offices to obtain operability comparable to the operability of the chambers at Seller's premises.

       SECTION 10.2 SELLER'S FINANCIAL STATEMENTS. Seller and American Meter shall cause the Auditor to comply with the provisions of Section 5.13 hereof after the Closing and shall cooperate and take all reasonable efforts, and use its best efforts to cause the Auditor to cooperate and use its reasonable efforts, to assist Marcum in complying with the financial reporting requirements of Form 8-K and the SEC with respect to the transactions contemplated hereby (including the preparation of historical financial statements and pro forma financial statements related to the Business) and in any future filings by Marcum under the Securities Act and the Exchange Act that include or incorporate Seller's historical financial statements, and to provide any consents required in such Form 8-K and in any such future filings by Marcum that require the Auditor to furnish its consent in order for Marcum to fulfill its financial reporting requirements.

       SECTION 10.3  PRESERVATION OF FILES AND RECORDS.

              (a)    By Purchaser.   For a period of five (5) years after the
Closing Date, Purchaser shall preserve all files and records relating to the Business and the Assets that are in existence as of the Closing Date and that are less than 5 years old as of the Closing Date, and shall allow Seller access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof, provided that at any time after the Closing, Purchaser may give Seller written notice of its intention to dispose of any part thereof, specifying the items to be disposed of in reasonable detail. Seller may, within a period of 60 days after receipt of any such notice, notify Purchaser of Seller's desire to retain one or more of such items to be disposed of. Purchaser shall, upon receipt of such notice from Seller, deliver to Seller at Seller's expense, the items specified in Purchaser's notice to Seller which Seller has elected to retain.

              (b)    By Seller.   For a period of five (5) years after the
Closing Date, Seller shall preserve all files and records relating to the Business and the Assets that are in existence as of the Closing Date and that are less than five (5) years old as of the Closing Date, and shall allow Purchaser access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof, provided that at any time after the Closing, Purchaser may give Seller written notice of its intention to dispose of any part thereof, specifying the items to be disposed of in reasonable detail. Purchaser may, within a period of 60 days after receipt of any such notice, notify Seller of Purchaser's desire to retain one or more of such items to be disposed of. Purchaser shall, upon receipt of such notice from Seller, deliver to Purchaser at Purchaser's expense, the items specified in Purchaser's notice to Seller which Purchaser has elected to retain.

       SECTION 10.4  MUTUAL COOPERATION.

              (a)    Preparation of Reports, Etc.   Each of Purchaser and
Seller shall cooperate and cause its respective employees and agents to cooperate with each other in the preparation of financial and other reports and statements relating to the Business and the Assets for periods ending on or prior to the Closing.

              (b)    Taxes and Other Matters.   In connection with the
preparation of any tax returns, any audit or other examination by any taxing or other Governmental Authority, or any Proceeding or other matters including but not limited to, environmental and other matters relating to the transactions contemplated by this Agreement, each party will provide the other with the opportunity to make copies of any records or information which may be relevant to such return, audit or examination, Proceeding or determination. Each party shall make its employees available on a mutually convenient and reasonable basis to provide additional information and explanation of any material provided hereunder.

              (c)    Cooperation in Litigation.   In the event that, after the
Closing Date, Seller or Purchaser shall reasonably require the participation of officers and employees by each other to aid in the defense or prosecution of litigation or claims, and so long as there exists no unwaived conflict of interest between the parties, each of Seller and Purchaser shall make such officers and employees reasonably available to participate in such defense or prosecution provided that, except as required pursuant to the provisions herein, the party requiring the participation of such officers and employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

       SECTION 10.5  SOLICITATION AND HIRING.

              (a) Covenant by Seller and American Meter. For a period of five (5) years after the Closing Date, Seller and American Meter and their affiliates shall not, directly or indirectly, as a stockholder, investor, partner, director, officer, employee or otherwise (i) solicit or attempt to induce any Restricted Marcum Employee to terminate his employment with Marcum or Purchaser, or (ii) hire or attempt to hire any Restricted Marcum Employee. For purposes of this Agreement, a "Restricted Marcum Employee" shall mean any person who (i) was an employee of Purchaser or Marcum on the Closing Date or
(ii) was an employee of Seller or American Meter on the Closing Date who received an employment offer from Purchaser within 60 business days following the Closing Date and accepted such offer.

              (b)    Covenant by Purchaser and Marcum.  For a period of five
(5) years after the Closing Date, Purchaser and Marcum and their affiliates shall not, directly or indirectly, as a stockholder, investor, partner, director, officer, employee or otherwise (i) solicit or attempt to induce any Restricted Seller Employee to terminate his employment with Seller or American Meter, or (ii) hire or attempt to hire any Restricted Seller Employee. For purposes of this Agreement, a "Restricted Seller Employee" shall mean any person who was an employee of Seller or American Meter on the Closing Date who did not receive an employment offer from Purchaser within 60 business days following the Closing Date and accept such offer.

       SECTION 10.6  REGISTRATION RIGHTS.

              (a)    Piggy-Back Registration.

                     (i) Right to Piggy-Back. If at any time after the Closing Date, Marcum proposes to register any of its shares of Common Stock under the Securities Act for its own account or for the account of any of its stockholders (except with respect to registration statements filed on Form S-4 (for acquisitions) or Form S-8 (for employee plans) or any successor or similar forms or other unsuitable forms), Marcum shall promptly give written notice of such proposed filing to Seller and offer Seller the opportunity to register such number of Shares as it may request in writing. Upon the written request of Seller received by Marcum within fifteen (15) days after the giving of the notice by Marcum, Marcum shall use its best efforts to cause the Shares that the Purchaser requests to be so registered to be included in such registration.

                     (ii) Underwriting Procedures. If any registration pursuant to this Section 10.6(a) shall be, in whole or in part, in connection with an underwritten public offering of Common Stock of the Company, then Marcum shall not be required to include any Shares in the registration unless Purchaser accepts the terms and conditions of the underwriting as agreed upon between Marcum and the underwriters. If the managing underwriter determines and advises Marcum in writing (which shall promptly notify Seller) that the inclusion in the underwriting of all or any of the Shares proposed to be included by Seller would be reasonably likely to jeopardize the successful marketing of the securities proposed to be registered for the underwriting by Marcum or materially adversely affect the price, time or distribution of the public offering, then Marcum shall only be required to include the number of the Shares that the managing underwriter determines in its sole discretion, will not materially adversely affect the public offering, and, if any such reduction is so determined by the managing underwriter to be appropriate in accordance with the standards set forth above, then the number of Shares requested to be included in the underwriting shall be reduced, pro rata with other stockholders, if any, participating in the public offering, to the number determined to be appropriate by the managing underwriter (which may include a reduction to zero).

                     (iii) No Marcum Obligation. Neither the giving of a notice by Marcum nor any request by Purchaser under this Section 10.6(a) shall, in any way, obligate Marcum to file any registration statement at any time or within any specific time period after receipt of Seller's written request and, notwithstanding the filing of any registration statement, Marcum may, at any time before the effective date thereof, elect to delay or terminate the entire registration process for any reason or no reason and without the consent of Purchaser, without any further obligation to Seller in respect of such registration statement.

              (b) Demand Right. If at any time during the period commencing two (2) years after the Closing Date and ending the earlier of (i) eight years after the Closing Date, or (ii) 90 days after Seller's beneficial ownership of the Shares issued pursuant to this Agreement (including upon conversion of the Convertible Note) constitutes less than 10% of the then outstanding shares of Common Stock of Marcum, Marcum shall receive a written request ("Demand Request") from Seller for the registration of all or any portion of the Shares it receives in connection with this Agreement (the "Registration Shares"), provided, that at the time of the Demand Request, at least a majority of the total Shares issued pursuant to this Agreement (including upon conversion of the Convertible Note) are still held of record by Seller, then Marcum, upon the terms and subject to the conditions set forth in this Section 10.6, shall use it best efforts to cause all Registration Shares to be registered in an appropriate registration statement of the SEC as shall be selected by Marcum, provided that if Marcum is eligible to use Form S-3 (or any successor form thereto) for such registration, then such registration statement shall be used unless such form is inappropriate or Marcum desires to use a different form.
If Seller intends for the public offering covered by its Demand Request to occur by means of an underwriting, it shall so advise Marcum as a part of its Demand Request, and the managing underwriter of such underwritten public offering shall be selected by Seller and shall be reasonably acceptable to Marcum. Marcum shall be obligated to register Shares under this Section 10.6(b) after receipt of a Demand Request on one occasion only. Marcum shall be entitled to include in any registration statement filed pursuant to this
Section 10.6(b) additional shares of Common Stock for its own account and for the account of its other security holders. If the managing underwriter advises Marcum in writing that the inclusion of any or all such additional shares of Common Stock would materially adversely affect the marketing of the public offering of the Shares, then Marcum shall not be entitled to include such additional shares of Common Stock in any such registration statement to the extent the managing underwriter advises. Notwithstanding the provisions of this Section 10.6(b), Marcum shall have the right to delay or suspend the filing of a registration statement for up to 90 days from the time the filing thereof would otherwise be required under the Section 10.6(b) if, in the good faith determination of Marcum's board of directors, such registration would be seriously detrimental to Marcum and its stockholders or would materially adversely affect the business, affairs, properties, financial condition, results of operations or prospects of Marcum or any pending or proposed acquisition, merger, reorganization, recapitalization or other transaction or public offering of Marcum's securities, or would require premature disclosure thereof not in the best interests of Marcum; provided, however, that Marcum shall not be entitled to exercise this right more than once.

              (c) Information. It shall be condition precedent to the obligation of Marcum hereunder to register the Shares under this Section 10.6 that Seller furnish to Marcum and the managing underwriters such information regarding itself, the intended method of disposition of such securities and such other information as Marcum or the managing underwriter shall from time to time reasonably request and that shall be reasonably required to effect the registration of the Shares.

              (d) Expenses. Seller shall pay all underwriting and brokerage fees, discounts and commissions related to the sale of the Shares in a public offering registered pursuant to the provisions of this Section 10.6, together with the fees and expenses of any separate counsel, accountants and other advisors retained by Seller in connection with the offering. All other fees, costs and expenses incurred in connection with any registration of public offering including, but not limited to, all federal and state registration, qualification, filing fees, printed and document distribution costs and expenses, fees and disbursements of its counsel, accountants and other experts, Nasdaq additional listing fees, transfer fees, exchange fees, fees of transfer agents and registrants shall be borne as follows: (i) if pursuant to a demand registration under Section 10.6(b), Marcum shall bear the first $10,000 of such costs, fees and expenses, and Seller shall bear the difference, and Marcum also shall bear its proportionate share of any such costs, fees and expenses to the extent it includes additional shares of Common Stock in such registration, and
(ii) if pursuant to a piggy-back registration under Section 10.6(a), by Marcum, but Seller shall bear its proportionate share of any such costs, fees and expenses to the extent Shares of Seller are included in the registration.

              (e) Indemnification. If any of the Shares are included in a registration, to the extent permitted by law, Seller and American Meter shall indemnify and hold harmless Marcum, each of its directors, each of its officers who have signed the registration statement, each person, if any, who control Marcum within the meaning of Section 15 of Securities Act or Section 20 of the Exchange Act, any underwriter, and any controlling person of any such underwriter, from and against any and all losses, claims, liabilities, damages and expenses (including any investigative, legal, accounting and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim (the "Damages") asserted to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act, or other federal or state law, common law or otherwise, insofar as such Damages arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement, any preliminary prospectus or final prospectus, or any amendments or supplements thereto, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by Marcum of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law (collectively, a "Violation"), to the extent that such Violation occurs in reliance upon and in conformity with written information furnished to Marcum by American Meter or Seller expressly for use in connection with such registration; and Seller or American Meter shall pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 10.6 in connection with the investigation or defense of any such Damages.

       SECTION 10.7  SELLER'S RIGHT OF FIRST REFUSAL TO ACQUIRE PURCHASER.

              (a) Proposed Transaction. From and after the Closing Date, if Marcum intends or proposes to sell all or substantially all of the assets or capital stock of Purchaser to a Person other than Marcum or an affiliate of Marcum ("Proposed Purchaser"), or to consummate the merger, consolidation or combination into a Proposed Purchaser in which transaction Purchaser is not the survivor (a "Proposed Transaction"), Marcum (or its permitted transferee, if an affiliate) shall first deliver to Seller a notice of such Proposed Transaction ("Notice of Proposed Marcum Sale") which shall include a copy or summary of the Proposed Transaction and the terms and conditions thereof in reasonable detail, including, without limitation, the proposed purchase price (or the basis of determining the purchase price) ("Purchase Price) and the terms and conditions of payment.

              (b)    Exercise.   Seller shall have the prior right and option
("Right of First Refusal") to consummate the Proposed Transaction in the place of the Proposed Purchaser upon the terms set forth in the Notice of Proposed Sale, or on such other terms and conditions, no less favorable to Purchaser and Marcum, from Purchaser and Marcum's perspective as determined in their sole discretion, as the terms in the Notice of Proposed Sale. Seller shall exercise its Right of First Refusal by giving written notice of such exercise ("Notice of Exercise") to Purchaser on or before the thirtieth (30th) day after Purchaser shall have received the Notice of Proposed Sale.

              (c)    Closing Upon Exercise of Right of First Refusal.   The
Closing of the Proposed Transaction with Purchaser upon Seller's exercise of its Right of First Refusal shall take place at the principal place of business of Purchaser on a date 60 business days after the date Purchaser receives the Notice of Exercise, unless the Seller and Purchaser unanimously agree on a different place or time.

              (d) Non-Exercise of Rights of First Refusal. If Seller does not exercise its Right of First Refusal, then Purchaser shall have the right, for a period ending on the 150th day after the delivery of Notice of Offer, to consummate the Proposed Transaction with the Proposed Purchaser, at substantially the same Purchase Price and otherwise upon substantially the same terms and conditions described in the Notice of Offer.

              (e) Termination of Covenant. The Right of First Refusal shall expire five years from the Closing Date.

       SECTION 10.8 TRANSITION OF ASSETS AND BUSINESS. For a period of 60 days after the Closing Date, (a) Seller shall, at its expense, maintain the Assets at its existing facility, and Purchaser shall have the right to remove the Assets any time during such 60-day period; and (b) Purchaser shall have the right to operate the Business at Seller's facility, provided that Purchaser shall promptly reimburse Seller for all out-of-pocket costs of such operation upon notice from Seller. Seller shall be entitled to be reimbursed only for the additional incremental costs it bears from such operation, it being agreed that Seller shall not be entitled to be reimbursed for its rent or any costs associated with administration, management information systems, accounting and human resources.





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
       SECTION 10.9  AMERICAN METER LICENSES .   For good and valuable
consideration paid to American Meter in connection with the transactions contemplated hereby, from and after the Closing Date, American Meter (and any affiliates owning the same) shall license to Purchaser and its affiliates forever on a royalty-free basis, the right to use the technology specified in U.S. Patent No. 5,656,784 and in the U.S. patent applications entitled "Printed Circuit Board Coating & Method" and "Pulse Conditioning Circuit", and to further develop and incorporate such technology into Purchaser's products and services.

SECTION 11.   TERMINATION AND CONFIDENTIALITY.

       SECTION 11.1 EVENTS OF TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

              (a)    By mutual written agreement of Seller and Purchaser;

              (b) By Seller or Purchaser by giving written notice to the other, if the non-terminating party materially breaches any of its representations, warranties, covenants or agreements hereunder;

              (c) By any party hereto by giving written notice to the other parties hereto if the Closing Date has not occurred on or before April 30, 1998, unless such party's intentional failure to fulfill any obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; or

              (d) By Purchaser or Seller if any court or Governmental Authority of competent jurisdiction shall have issued an order, judgment, decree, ruling or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

       SECTION 11.2 EFFECT OF TERMINATION. If any party terminates this Agreement in accordance with Section 11.1, then all rights and obligations of the parties shall cease, except for the obligations set forth in Sections 11.3 and 12.2 which shall survive such termination; provided, however, that any termination of this Agreement shall not affect the rights of either Seller or Purchaser against the other for breach of any representation, warranty, covenant or agreement set forth in this Agreement.

       SECTION 11.3  CONFIDENTIALITY.  Notwithstanding the provisions of this
Section 11, if for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party's domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information, without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith.

SECTION 12.  GENERAL PROVISIONS.

       SECTION 12.1 GOVERNING LAW. This Agreement shall in all respects be governed by and construed and enforced in accordance with the internal substantive laws of the State of Florida, without giving effect to any principle or rule of conflict or choice of laws. Any action suit, or other proceeding seeking to enforce any right, remedy, obligation, duty, covenant or provision of, or arising out of, this Agreement shall be brought and entered against any party hereto exclusively in any federal or state court of the State of Florida or of the United States located in the State of Florida. Each party hereto irrevocably submits to the personal jurisdiction of any such court and irrevocably waives, to the fullest extent of the law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that such action, suit or proceeding has been brought in an inconvenient form.

       SECTION 12.2  EXPENSES.  Except as expressly provided in Section 5.10 or
Section 10.7 hereof, each of the parties to this Agreement agrees to pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, accounting and other advisers and agents.

       SECTION 12.3 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, provided that Purchaser may, upon prior notice to Seller but without the consent of Seller, assign or delegate its rights and/or obligations, under this Agreement to any of its affiliates, in which case such assignee shall be substituted for Purchaser hereunder as though the assignee were the original party to this Agreement, and Purchaser shall be released from all obligations under this Agreement.

       SECTION 12.4 AMENDMENTS. This Agreement may not be supplemental, amended or modified in any manner in whole or in part except by a writing signed by all parties to this Agreement that specifically states that it amends this Agreement.

       SECTION 12.5 NOTICES. Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given hereunder if delivered personally, of if sent by facsimile transmission (upon receipt of confirmation of delivery), on the next business day if sent or by overnight courier service, or three business days after being sent by first class (registered/certified) mail, postage prepaid, return receipt requested, to the parties at the following addresses:
                            If to Purchaser or Marcum:
                            Metretek, Incorporated
                            300 North Drive
                            Melbourne, Florida  32934
                            Attn:          Ronald M. McKee
                            Telephone:  407-259-9700
                            Facsimile:    407-259-2900

                            Marcum Natural Gas Services, Inc.
                            1675 Broadway, Suite 2150
                            Denver, Colorado  80202
                            Attn:  W. Phillip Marcum
                            Telephone:  303-592-5555
                            Facsimile:    303-592-5556

                            With a copy to:

                            Kegler, Brown, Hill & Ritter Co., L.P.A.
                            65 East State Street, Suite 1800
                            Columbus, Ohio  43215
                            Attn:  Paul R. Hess, Esq.
                            Telephone:  614-462-5400
                            Facsimile:    614-464-2634

                            If to Seller or American Meter:
                            Eagle Research Corp.
                            105 Erskine Lane
                            Scott Depot, West Virginia  25560
                            Attn:  Harry I, Skilton
                            Telephone:  (304) 757-3300
                            Facsimile:    (304) 757-0381

                            American Meter Company
                            300 Walsh Road, Building One
                            Horsham, Pennsylvania 19044-2234
                            Attn:  Harry I. Skilton
                            Telephone:  215-830-1800
                            Facsimile:    215-830-1893

                            With a copy to:
                            Swidler & Berlin, Chtd.
                            3000 K Street, N.W., Suite 300
                            Washington, D.C. 20007-5116
                            Attn:  Kenneth I. Schaner, Esq.
                            Telephone:  (202) 424-7518
                            Facsimile:  (202) 424-7643

       Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section
12.5. Any party hereto may send any notice, request, demand, or other communication to the intended recipient at the address above by using any other means (such as telecopy, telex, expedited courier, messenger, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed had been given until it is actually received by the recipient.

       SECTION 12.6 WAIVER. The obligations of any party hereto may be waived only with the written consent of the party giving the waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a continuing waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

       SECTION 12.7 SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any situation, the balance of this Agreement shall remain in effect, and such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of that provision in any other situation or legality, validity or enforceability of any other provision of this Agreement.

       SECTION 12.8 HEADINGS. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

       SECTION 12.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       SECTION 12.10 PRONOUNS, ETC. The number and gender of each pronoun used in this Agreement and the term "person" or "persons" or the like shall be construed to mean both the number and gender of the individual, corporation, limited liability company, partnership, firm, trust, agency and other entity as the context, circumstance or its antecedent may require. The terms "herein," "hereof," "hereby," "hereto" and the like refer to this Agreement as a whole.

       SECTION 12.11 NO THIRD PARTY BENEFICIARIES. Except as expressly provided in this Agreement, this Agreement does not confer or create, is not intended by the parties hereto to confer or create, and shall not be construed to as conferring or creating, upon any person or entity other than the parties hereto and their successors and permitted assigns any rights, remedies or causes of action under or by reason of this Agreement.

       SECTION 12.12 SCHEDULES AND EXHIBITS. The schedules and exhibits attached to this Agreement are incorporated into and made a part of this Agreement as if they were fully set forth herein.

       SECTION 12.13 SPECIFIC PERFORMANCE; CUMULATIVE REMEDIES. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement are unique in that remedies at law for any breach or threatened breach of this Agreement would be an inadequate remedy for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby specifically waived. Accordingly, in the event of any actual or threatened breach to any of the terms of this Agreement, the non-breaching party shall have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies, at law or in equity, and all such rights and remedies are cumulative.

       SECTION 12.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, including counterparts executed by less than all parties hereto, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       SECTION 12.15 ENTIRE AGREEMENT. This Agreement and the Related Seller Agreement constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements, agreements and understandings, whether oral or written, among the parties hereto in connection with the subject matter of this Agreement and the Related Seller Agreements.


(The next page is the Signature Page)

       IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                                  EAGLE RESEARCH CORPORATION


                                                  By:   /s/ HARRY I. SKILTON
                                                     -------------------------
                                                  Its:  Vice President
                                                      ------------------------




                                                  AMERICAN METER COMPANY


                                                  By:   /s/ HARRY I. SKILTON
                                                     -------------------------
                                                  Its:  President and Chief
                                                      ------------------------
                                                        Executive Officer



                                                  METRETEK INCORPORATED


                                                  By:   /s/ W. PHILLIP MARCUM
                                                     -------------------------
                                                  Its:  Chairman and Chief
                                                      ------------------------
                                                        Executive Officer



                                                  MARCUM NATURAL GAS SERVICES,
                                                  INC.


                                                  By:   /s/ W. PHILLIP MARCUM
                                                     -------------------------
                                                  Its:  President and Chief
                                                      ------------------------
                                                        Executive Officer